Exhibit 10.1

[Execution]

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

by and among

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Sole Lead Arranger, Book Runner, Syndication Agent, and Documentation Agent,

THE LENDERS THAT ARE PARTIES HERETO

as the Lenders, and

KINERGY MARKETING LLC and

PACIFIC AG. PRODUCTS, LLC

as Borrowers

Dated as of August 2, 2017

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3.	CONDITIONS; TERM OF AGREEMENT.		79

	3.1	Conditions Precedent to the Initial Extension of Credit	79

	3.2	Conditions Precedent to all Extensions of Credit	79

	3.3	Maturity	79

	3.4	Effect of Maturity	79

	3.5	Early Termination by Borrowers	79

4.	REPRESENTATIONS AND WARRANTIES.		80

	4.1	Due Organization and Qualification; Subsidiaries	80

	4.2	Due Authorization; No Conflict	81

	4.3	Governmental Consents	81

	4.4	Binding Obligations; Perfected Liens	81

	4.5	Title to Assets; No Encumbrances	82

	4.6	Litigation	82

	4.7	Compliance with Laws	82

	4.8	No Material Adverse Effect	82

	4.9	Solvency	82

	4.10	Employee Benefits	82

	4.11	Environmental Condition	83

	4.12	Complete Disclosure	83

	4.13	Patriot Act	84

	4.14	[Reserved]	84

	4.15	Payment of Taxes	84

	4.16	Margin Stock	84

	4.17	Governmental Regulation	84

	4.18	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	84

	4.19	Employee and Labor Matters	85

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	4.20	[Reserved]	85

	4.21	Leases	85

	4.22	Eligible Accounts	85

	4.23	Eligible Inventory	85

	4.24	Location of Inventory	86

	4.25	Inventory Records	86

	4.26	Hedge Agreements	86

	4.27	Material Contracts	86

5.	AFFIRMATIVE COVENANTS.		86

	5.1	Financial Statements, Reports, Certificates	86

	5.2	Reporting	86

	5.3	Existence	86

	5.4	Maintenance of Properties	87

	5.5	Taxes	87

	5.6	Insurance	87

	5.7	Inspection	87

	5.8	Compliance with Laws	88

	5.9	Environmental	88

	5.10	Disclosure Updates	88

	5.11	Formation of Subsidiaries	89

	5.12	Further Assurances	89

	5.13	[Reserved]	90

	5.14	Location of Inventory; Chief Executive Office	90

	5.15	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	90

	5.16	Compliance with ERISA and the IRC.	90

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6.	NEGATIVE COVENANTS.		91

	6.1	Indebtedness	91

	6.2	Liens	91

	6.3	Restrictions on Fundamental Changes	91

	6.4	Disposal of Assets	92

	6.5	Nature of Business	92

	6.6	Prepayments and Amendments	92

	6.7	Restricted Payments	92

	6.8	Accounting Methods	93

	6.9	Investments	93

	6.10	Transactions with Affiliates	93

	6.11	Use of Proceeds	94

	6.12	Limitation on Issuance of Equity Interests	94

	6.13	Inventory with Bailees	94

	6.14	[Reserved]	94

	6.15	[Reserved]	94

	6.16	Employee Benefits	94

7.	FINANCIAL COVENANTS.		95

8.	EVENTS OF DEFAULT.		95

	8.1	Payments	95

	8.2	Covenants	95

	8.3	Judgments	96

	8.4	Voluntary Bankruptcy, etc.	96

	8.5	Involuntary Bankruptcy, etc.	96

	8.6	Default Under Other Agreements	96

	8.7	Representations, etc.	97

	8.8	Guaranty	97

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	8.9	Security Documents	97

	8.10	Loan Documents	97

	8.11	Change of Control	97

	8.12	ERISA	97

	8.13	Material Adverse Effect	98

9.	RIGHTS AND REMEDIES.		98

	9.1	Rights and Remedies	98

	9.2	Remedies Cumulative	98

	9.3	Reserved	99

10.	WAIVERS; INDEMNIFICATION.		99

	10.1	Demand; Protest; etc.	99

	10.2	The Lender Group’s Liability for Collateral	99

	10.3	Indemnification	99

11.	NOTICES.		100

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.		101

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.		104

	13.1	Assignments and Participations	104

	13.2	Successors	107

14.	AMENDMENTS; WAIVERS.		107

	14.1	Amendments and Waivers	108

	14.2	Replacement of Certain Lenders	109

	14.3	No Waivers; Cumulative Remedies	110

15.	AGENT; THE LENDER GROUP.		110

	15.1	Appointment and Authorization of Agent	110

	15.2	Delegation of Duties	111

	15.3	Liability of Agent	111

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	15.4	Reliance by Agent	111

	15.5	Notice of Default or Event of Default	112

	15.6	Credit Decision	112

	15.7	Costs and Expenses; Indemnification	113

	15.8	Agent in Individual Capacity	113

	15.9	Successor Agent	114

	15.10	Lender in Individual Capacity	114

	15.11	Collateral Matters	114

	15.12	Restrictions on Actions by Lenders; Sharing of Payments	116

	15.13	Agency for Perfection	116

	15.14	Payments by Agent to the Lenders	117

	15.15	Concerning the Collateral and Related Loan Documents	117

	15.16	Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	117

	15.17	Several Obligations; No Liability	118

	15.18	[Reserved]	118

16.	WITHHOLDING TAXES.		118

	16.1	Payments	118

	16.2	Exemptions	119

	16.3	Reductions	120

	16.4	Refunds	121

17.	GENERAL PROVISIONS.		121

	17.1	Effectiveness	121

	17.2	Section Headings	121

	17.3	Interpretation	121

	17.4	Severability of Provisions	122

	17.5	Bank Product Provider	122

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17.6	Debtor-Creditor Relationship	122

17.7	Counterparts; Electronic Execution	123

17.8	Revival and Reinstatement of Obligations; Certain Waivers	123

17.9	Confidentiality	123

17.10	Survival	125

17.11	Patriot Act; Due Diligence	125

17.12	Integration	125

17.13	Kinergy as Agent for Borrowers	126

17.14	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	126

17.15	Amendment and Restatement	127

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit C-1	Form of Compliance Certificate
Exhibit J-1	Form of Joinder
Exhibit P-1	Form of Perfection Certificate
Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1	Existing Letters of Credit
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule 3.1	Conditions Precedent
Schedule 4.1(b)	Capitalization of Borrowers
Schedule 4.1(c)	Capitalization of Borrowers’ Subsidiaries
Schedule 4.1(d)	Subscriptions, Options, Warrants, Calls
Schedule 4.6	Litigation
Schedule 4.10	Employee Benefits
Schedule 4.11	Environmental Matters
Schedule 4.14	Permitted Indebtedness
Schedule 4.25	Location of Inventory
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 6.5	Nature of Business

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, is entered into as of August 2, 2017 by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Provider (in such capacity, together with its successors and assigns in such capacity, “Agent”), as sole Lead Arranger (in such capacity, together with its successors and assigns in such capacity, the “Lead Arranger”), Book Runner (in such capacity, together with its successors and assigns in such capacity, the “Book Runner”), syndication agent (in such capacity, together with is successors and assigns in such capacity, the “Syndication Agent”), and Documentation Agent (in such capacity, together with its successors and assigns in such capacity, the “Documentation Agent”), KINERGY MARKETING LLC, an Oregon limited liability company (“Kinergy”), PACIFIC AG. PRODUCTS, LLC, a California limited liability company (“Pacific Ag”), and those additional entities that hereafter become parties hereto as Borrowers in accordance with the terms hereof by executing the form of Joinder attached hereto as Exhibit J-1 (each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”).

The parties agree as follows:

1.                DEFINITIONS AND CONSTRUCTION.

1.1             Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Acceptable Appraisal” means, with respect to an appraisal of Inventory, the most recent appraisal of such property received by Agent (a) from an appraisal company satisfactory to Agent, (b) the scope and methodology (including, to the extent relevant, any sampling procedure employed by such appraisal company) of which are satisfactory to Agent, and (c) the results of which are satisfactory to Agent, in each case, in Agent's Permitted Discretion.

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Account Party” has the meaning specified therefor in Section 2.11(h) of this Agreement.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Additional Payment Conditions” means, with respect to any cash dividend or distribution by a Borrower to Parent, that (a) the amount of such cash dividend or distribution does not exceed fifty (50%) percent of Excess Cash Flow (calculated, for the avoidance of doubt, net of all dividends and distributions) of Borrowers and their Subsidiaries for the trailing twelve (12) month period most recently then ended, as reflected in unaudited consolidated financial statements for such trailing twelve (12) months of Borrowers and their respective Subsidiaries required to be delivered under this Agreement (the “TTM Financial Statements”), (b) Agent shall receive no less than thirty (30) days prior written notice from Administrative Borrower setting forth the intended date and amount of such distribution, together with the TTM Financial Statements, (c) no Event of Default exists and is continuing or would arise after giving effect to such dividend or distribution, (d) such dividend or distribution shall be paid with funds legally available therefor, (e) such dividend or distribution shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which any Borrower is a party or by which any Borrower or its property are bound, (f) as of the date of such dividend or distribution, Excess Availability for the thirty (30) consecutive day period immediately prior to the date of any such distribution, calculated on a pro forma basis as if such dividend or distribution had occurred on each day during such thirty (30) day period, shall not be less than 10% of the Maximum Revolver Amount, and (g) as of the date of such dividend or distribution and after giving effect to such distribution, Excess Availability shall be not less than 10% of the Maximum Revolver Amount.

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“Additional Documents” has the meaning specified therefor in Section 5.12 of this Agreement.

“Administrative Borrower” has the meaning specified therefor in Section 17.13 of this Agreement.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of this Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of this Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that for purposes of the definition of Eligible Accounts and Section 6.10 of this Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Affiliate Company Agreement” shall mean that certain Affiliated Company Agreement, effective as of July 1, 2015, by and among the Borrowers party thereto, certain of the Pacific Ethanol Affiliates, and Parent pursuant to which Parent will provide certain services to Borrowers as more particularly set forth therein, as amended, restated, modified or supplemented from time to time.

“Agent” has the meaning specified therefor in the preamble to this Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).

“Agent’s Liens” means the Liens granted by each Loan Party or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.

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“Agreement” means this Second Amended and Restated Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Margin” means, as of any date of determination, the applicable margin set forth in the following table that corresponds to the Average Excess Availability of Borrowers for the most recently completed quarter:

Level	Average Excess Availability	Applicable Margin
I	≥ 50% of the Maximum Revolver Amount	1.5 percentage points
II	< 50% of the Maximum Revolver Amount and ≥ 25% of the Maximum Revolver Amount	1.75 percentage points
III	< 25% of the Maximum Revolver Amount	2.00 percentage points

The Applicable Margin shall be re-determined as of the first day of each quarter. Notwithstanding anything to the contrary herein, the Applicable Margin shall be the highest percentage set forth above plus two (2%) percent per annum, at Agent’s option, without notice, (i) either (A) for the period on and after the date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds, or (B) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Agent and (ii) on the Revolving Loans to Borrowers at any time outstanding in excess of the Borrowing Base (whether or not such excess(es) arise or are made with or without Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default). The Applicable Margin as of the Closing Date shall be the Applicable Margin shall be set at the margin in the row styled “Level II”.

“Applicable Unused Line Fee Percentage” means, as of any date of determination, the applicable percentage set forth in the following table that corresponds to the Average Revolver Usage of Borrowers for the most recently completed quarter as determined by Agent in its Permitted Discretion; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Unused Line Fee Percentage shall be set at the margin in the row styled “Level II”:

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Level	Average Revolver Usage	Applicable Unused Line Fee Percentage
I	≥ 50% of the Maximum Revolver Amount	0.25 percentage points
II	< 50% of the Maximum Revolver Amount	0.375 percentage points

The Applicable Unused Line Fee Percentage shall be re-determined on the first date of each quarter by Agent.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(iii) of this Agreement.

“Assignee” has the meaning specified therefor in Section 13.1(a) of this Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to this Agreement.

“Authorized Person” means any one of the individuals identified as an officer of a Borrower on Schedule A-2 to this Agreement, or any other individual identified by Administrative Borrower as an authorized person and authenticated through Agent’s electronic platform or portal in accordance with its procedures for such authentication.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Revolving Loans under Section 2.1 of this Agreement (after giving effect to the then outstanding Revolver Usage).

“Average Excess Availability” means, with respect to any period, the sum of the aggregate amount of Excess Availability for each day in such period (as calculated by Agent as of the end of each respective day) divided by the number of days in such period.

“Average Revolver Usage” means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each day in such period (calculated as of the end of each respective day) divided by the number of days in such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product” means any one or more of the following financial products or accommodations extended to any Loan Party or any of its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) payment card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

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“Bank Product Agreements” means those agreements entered into from time to time by any Loan Party or any of its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Provider (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure, operational risk or processing risk with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Loan Party and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Loan Party or its Subsidiaries.

“Bank Product Provider” means Wells Fargo or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means the greatest of (a) the Federal Funds Rate plus ½%, and (b) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (b) shall be deemed to be zero).

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Book Runner” has the meaning set forth in the preamble to this Agreement.

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to this Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of this Agreement.

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“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Extraordinary Advance.

“Borrowing Base” shall mean, at any time, the amount equal to:

(a)              the sum of:

(i)               eighty-five percent (85%) of the Eligible Accounts of Borrowers; plus

(ii)             the lesser of (A) $50,000,000, (B) seventy percent (70%) multiplied by the Value of the Eligible Inventory and Eligible-In-Transit Inventory of Borrowers, or (C) eighty-five percent (85%) of the Net Recovery Percentage multiplied by the Value of Eligible Inventory and Eligible In-Transit Inventory of Borrowers; minus

(b)   Reserves.

In no event shall the amount determined under the foregoing clauses (a)(ii)(B) or (a)(ii)(C) include more than $30,000,000 in respect of domestic Eligible In-Transit Inventory or more than $25,000,000 in respect of corn co-products (including wet-milling by-products and dry-milling byproducts).

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1 to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California or North Carolina, except that, if a determination of a Business Day shall relate to any determination of Daily Three Month LIBOR Rate, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, and (b) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding any Loan Party or any of its Affiliates).

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or of any recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

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“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“CFC” ” means a controlled foreign corporation (as that term is defined in the IRC) in which any Loan Party is a "United States shareholder" within the meaning of Section 951(b) of the IRC.

“Change of Control” shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower or any Loan Party (including Parent) to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than as permitted in Section 6.4 hereof; (b) the liquidation or dissolution of any Borrower or any Loan Party (including Parent) or the adoption of a plan by the stockholders of any such Loan Party relating to the dissolution or liquidation of any such Loan Party, other than as permitted in Section 6.4 hereof; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except Parent, of beneficial ownership, directly or indirectly, of a majority of the voting power of the total outstanding Voting Stock of any Loan Party or the Board of Directors (or similar governing authority) of any Loan Party; (d) with respect to Parent only, the occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of Parent by Persons who were not (i) directors of the Parent on the date of this Agreement, (ii) nominated or appointed by the board of directors of Parent, or (iii) approved by the board of directors of Parent as director candidates prior to their election, or any Person or two or more Persons acting in concert, shall have acquired beneficial ownership, directly or indirectly, of the voting power of the total outstanding Voting Stock of Parent with the ability to change the majority of seats (other than vacant seats) on the board of directors of Parent in the foregoing manner set forth in this clause (d), or (e) the failure of Parent to own directly or indirectly one hundred (100%) percent of the voting power of the total outstanding Voting Stock of any Borrower; or (e) the failure of Kinergy to own directly or indirectly one hundred (100%) percent of the voting power of the total outstanding Voting Stock of Pacific Ag.

“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

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“Closing Date” means the date of the making of the initial Revolving Loan (or other extension of credit) under this Agreement.

“Code” means the California Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Collections” means, all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds and tax refunds).

“Commitment” means, with respect to each Lender, its Revolver Commitment, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to this Agreement delivered by the chief financial officer or treasurer of Administrative Borrower to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of this Agreement.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Copyright Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

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“Daily Three Month LIBOR Rate” means, for any day, the rate per annum for United States dollar deposits determined by Agent for the purpose of calculating the effective interest rate for loans that reference Daily Three Month LIBOR Rate as the Inter-Bank Market Offered Rate in effect from time to time for the 3 month delivery of funds in amounts approximately equal to the principal amount of such loans (and, if such rate is below zero, the Daily Three Month LIBOR Rate shall be deemed to be zero). Borrowers understand and agree that Agent may base its determination of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Lender in its discretion deems appropriate, including but not limited to the rate offered for U.S. dollar deposits on the London Inter-Bank Market. When interest is determined hereunder in relation to Daily Three Month LIBOR Rate, each change in the interest rate hereunder shall become effective each Business Day that Agent determines that Daily Three Month LIBOR Rate has changed.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified any Borrower, Agent or Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Administrative Borrower, to confirm in writing to Agent and Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Administrative Borrower, Issuing Bank, and each Lender.

“Defaulting Lender Rate” means the Base Rate plus the Applicable Margin.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1 to this Agreement (or such other Deposit Account of Administrative Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrowers to Agent).

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“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to this Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrowers to Agent).

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior twelve months (or such shorter period as Agent may determine, in its Permitted Discretion), that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by the extent to which Dilution is in excess of 5%.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) matures or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“Disqualified Institution” means, on any date, (a) any Person designated by Administrative Borrower as a “Disqualified Institution” by written notice delivered to Agent prior to the date hereof, and (b) those Persons who are direct competitors of the Borrowers identified in writing by Administrative Borrower to Agent from time to time, subject to the written consent of Agent; provided, that “Disqualified Institutions” shall exclude any Person that Administrative Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to Agent from time to time; provided further, that in connection with any assignment or participation, the Assignee or Participant with respect to such proposed assignment or participation that is an investment bank, a commercial bank, a finance company, a fund, or other Person which merely has an economic interest in any such direct competitor, and is not itself such a direct competitor of Borrower or its Subsidiaries, shall not be deemed to be a Disqualified Institution for the purposes of this definition.

“Documentation Agent” has the meaning set forth in the preamble to this Agreement.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means any Subsidiary of any Loan Party that is not a Foreign Subsidiary.

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“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.

“EBITDA” means, with respect to any fiscal period and with respect to Borrowers, determined, in each case, on a consolidated basis in accordance with GAAP:

(a)    the consolidated net income (or loss),

minus

(b)   without duplication, the sum of the following amounts for such period to the extent included in determining consolidated net income (or loss) for such period:

(i)         extraordinary gains,

(ii)       interest income,

(iii)     Management Fees for such period to the extent paid to Parent in such period but are attributable to any prior period (all to the extent deducted in the computation of consolidated net income or loss for such period), and

(iv)       non-cash income for such period (all to the extent included in the computation of consolidated net income or loss for such period),

plus

(c)    without duplication, the sum of the following amounts for such period to the extent included in determining consolidated net income (or loss) for such period:

(i)         non-cash extraordinary losses,

(ii)       Interest Expense (to the extent deducted in the computation of consolidated net income or loss for such period),

(iii)     income taxes (to the extent deducted in the computation of consolidated net income or loss for such period),

(iv)      depreciation and amortization,(including amortization of deferred financing fees), non-cash impairment charges, imputed interest and deferred compensation, non-cash inventory valuation adjustments, non-cash mark-to-market of derivative instruments and bank fees paid for such period (all to the extent deducted in the computation of consolidated net income or loss for such period), all in accordance with GAAP, and

(v)       Management Fees for such period to the extent not paid to Parent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

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“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” shall mean Accounts created by a Borrower that in each case satisfy the criteria set forth below as determined by Agent in good faith and in the exercise of its reasonable credit judgment. In general, Accounts shall be Eligible Accounts if:

(a)    such Accounts arise from the actual and bona fide sale and delivery of goods bysuch Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b)             intentionally omitted;

(c)              such Accounts comply with the terms and conditions contained in Section 4.2 of this Agreement;

(d)             such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or similar terms under which payment by the account debtor may be conditional or contingent;

(e)              the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada (provided, that, at any time promptly upon Agent’s request, such Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be reasonably required by Agent to perfect the security interests of Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may reasonably request to enable Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if: (i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank reasonably satisfactory to Agent and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance reasonably satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuer thereof, and such Borrower has complied with the terms of Section 7(d) of the Guaranty and Security Agreement with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount reasonably acceptable to Agent, or (iii) such Account is otherwise reasonably acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine in good faith and in the exercise of its reasonable credit judgment);

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(f)              such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance reasonably satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g)             the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and is not owed or does not claim to be owed any amounts that may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

(h)             there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

(i)               such Accounts are subject to the first priority, valid and perfected security interest of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent;

(j)               neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Borrower or any Loan Party;

(k)             the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Agent’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agent in its Permitted Discretion;

(l)               there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(m)            (i) the aggregate amount of such Accounts of the Borrowers owing by a single account debtor (other than Royal Dutch Shell plc, Idemitsu Apollo Corporation, Maverik, Inc., Valero Energy Corporation, Tesoro Corporation, ConocoPhillips Company, Chevron Corporation and Vitol, Inc.) do not constitute more than twenty (20%) percent of the aggregate amount of all otherwise Eligible Accounts, (ii) with respect to any Borrower, the aggregate amount of such Accounts of such Borrower owing by any of Sinclair, Idemitsu Apollo Corporation, Maverik, Inc. or Vitol, Inc. do not, in each case, constitute more than twenty-five (25%) percent of the aggregate amount of all otherwise Eligible Accounts, (iii) the aggregate amount of such Accounts owing by any of Royal Dutch Shell plc, Valero Energy Corporation, Tesoro Corporation, Carne I Corp. or Conoco Phillips do not, in each case, constitute more than thirty five (35%) percent of the aggregate amount of all otherwise Eligible Accounts, and (iv) the aggregate amount of such Accounts owing by Chevron Corporation do not constitute more than forty-five (45%) percent of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of the applicable percentages set forth above may be deemed Eligible Accounts and such applicable percentages may from time to time be increased by Agent in the exercise of its Permitted Discretion at the request of Borrower, and may from time to time be reduced by Agent in the exercise of its sole discretion (and, with respect to any such reduction below such initial percentages, in accordance with and subject to the terms hereof);

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(n)             such Accounts are not unpaid more than (i) in the case of Accounts of Pacific Ag, thirty (30) days after the original due date for such Accounts or ninety (90) days after the date of the original invoice for them, and (ii) in the case of all other Accounts, thirty (30) days after the original due date for such Accounts or forty-five (45) days after the date of the original invoice for them;

(o)             the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(p)             such Accounts are owed by account debtors whose total indebtedness to such Borrower does not exceed the credit limit with respect to such account debtors as determined by such Borrower from time to time, to the extent such credit limit as to any account debtor is established consistent with the current practices of such Borrower as of the date hereof and such credit limit is reasonably acceptable to Agent (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts); and

(q)             such Accounts are owed by account debtors deemed creditworthy at all times by Agent in good faith and in the exercise of its reasonable credit judgment;

(r)              such Accounts are not owed by an account debtor who has fifty percent (50%) or more of its aggregate Accounts ineligible under clauses (b) or (n) of this definition; and

(s)              such Accounts do not arise from the sale of Pacific Ethanol Acquired Inventory unless the Special Eligibility Conditions have been satisfied as reasonably determined by Agent in good faith.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in good faith and in the exercise of its reasonable credit judgment based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Agent based upon the exercise of its reasonable credit judgment. Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral.

“Eligible Finished Goods Inventory” means Inventory that qualifies as Eligible Inventory and consists of first quality finished goods held for sale in the ordinary course of Borrowers’ business.

“Eligible In-Transit Inventory” means shall mean, as to each Borrower, all finished goods Inventory of such Borrower (including ethanol, corn, co-products, dry and wet distillers grain, corn oil, germ, and yeast) which is in transit to one of the Borrowers’ facilities (as identified on Schedule 4.25), from one such facility to another or in transit to a customer of such Borrower and which Inventory (a) (i) has been paid for and is owned by such Borrower, or (ii) is subject to a Letter of Credit, (b) is fully insured, (c) is subject to a first priority security interest in and lien upon such goods in favor of Agent (except for any possessory lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to Borrowers), (d) to the extent requested by Agent, (i) is evidenced or deliverable pursuant to documents that have been delivered to Agent or an agent acting on its behalf or designating Agent as consignee or (ii) Agent shall have received a Collateral Access Agreement from the freight carrier or shipping company in possession of the goods, duly authorized, executed and delivered by such freight carrier or shipping company in favor of Agent, (e) is not Pacific Ethanol Acquired Inventory unless the Special Eligibility Conditions have been satisfied as reasonably determined by Agent in good faith and (f) is otherwise deemed to be “Eligible Inventory” hereunder.

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“Eligible Inventory” means , as to each Borrower, Inventory of such Borrower (excluding any Swap Inventory) consisting of (i) finished goods held for resale in the ordinary course of the business of such Borrower, (ii) raw materials consisting of corn and feed stock and (iii) certain other raw materials of the such Borrower deemed eligible by Agent in good faith and in the exercise of its reasonable credit judgment, that in each case satisfy the criteria set forth below as determined by Agent in good faith and in the exercise of its reasonable credit judgment. In general, Eligible Inventory shall not include: (a) (i) raw materials described in clause (iii) above, except to the extent deemed eligible by Agent in good faith and in the exercise of its reasonable credit judgment, and work in process, (ii) components which are not part of finished goods, (iii) spare parts for equipment, (iv) packaging and shipping materials, or (v) supplies used or consumed in such Borrower’s business; (b) Inventory at premises other than those owned or leased and controlled by a Borrower unless Agent has received a Collateral Access Agreement or Pacific Ethanol Acquired Inventory commingled with assets of the Pacific Ethanol Affiliates; (c) Inventory subject to a security interest or lien in favor of any Person other than Agent except those permitted in this Agreement and, if such security interest secures Indebtedness for borrowed money or could have priority over the security interest in favor of Agent, that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent; (d) Inventory located at the premises of or in the possession of any Ethanol Holder that has become the subject of any Insolvency Proceeding or had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, (e) bill and hold goods; (f) unserviceable, obsolete or slow moving Inventory; (g) Inventory that is not subject to the first priority, valid and perfected security interest of Agent; (h) damaged and/or defective Inventory or returned Inventory to the extent that such returned Inventory remains subject to an Account deemed to be an Eligible Account hereunder; (i) Inventory purchased or sold on consignment; (j) in-transit inventory other than Eligible In-Transit Inventory and (k) Inventory located outside the United States of America (except, if approved in writing by Agent in its sole discretion, Canada).

The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in good faith and in the exercise of its reasonable credit judgment based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from any Borrower (or Administrative Borrower on behalf of any Borrower) prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent based upon the exercise of its reasonable credit judgment. Pacific Ethanol Acquired Inventory shall not constitute Eligible Inventory unless the Special Eligibility Conditions have been satisfied as reasonably determined by Agent in good faith and such Pacific Ethanol Acquired Inventory is otherwise deemed Eligible Inventory hereunder. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.

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“Eligible Transferee” means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided, that (A) (x) such bank is acting through a branch or agency located in the United States, or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; (c) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (d) during the continuation of an Event of Default, any other Person approved by Agent.

“Employee Benefit Plan” means an employee benefit plan within the meaning of Section 3(3) of ERISA, which is sponsored, maintained or contributed to by any Loan Party for the benefit of its respective employees.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” ” means (i) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (ii) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (iii) any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (iv) any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of such Loan Party or its Subsidiaries under IRC Section 414(o).

“Ethanol Holder” means any Person that has possession of, or on whose premises is located, any Ethanol Products owned by any Loan Party or in which any Loan Party has or is deemed by law to have rights in or the power to convey rights in.

“Ethanol Products” mean, collectively, ethanol, ethanol co-products, corn, corn co-products, and co-products of the ethanol production process (which may include any of the following: Corn Gluten Meal, Corn Gluten Feed, Wet Distillers Grains, Dry Distillers Grains, Corn Condensed Distillers Solubles, Corn Germ, Distillers Grains with Solubles, Corn Oil, and Yeast).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified therefor in Section 8 of this Agreement.

“Excess” has the meaning specified therefor in Section 2.14 of this Agreement.

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the sum of (a) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrowers which are outstanding more than forty-five (45) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by Borrowers in good faith), plus (b) without duplication, the amount of checks issued by Borrowers to pay trade payables and other obligations which are more than forty-five (45) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by Borrowers in good faith), but not yet sent.

“Excess Cash Flow” shall mean, without duplication, with respect to any fiscal period of Borrowers: (a) EBITDA for such fiscal period, less (b) the sum of (i) all cash Interest Expense during such fiscal period, plus (ii) unfinanced Capital Expenditures made or incurred during such fiscal period, plus (iii) all regularly scheduled (as determined at the beginning of the respective fiscal period) principal payments of Indebtedness incurred, paid or assumed for borrowed money and Indebtedness with respect to Capital Leases (and without duplicating items in (a)(i) and (iii) of this definition, the interest component with respect to Indebtedness under Capital Leases) during such fiscal period, plus (c) taxes paid during such fiscal period in cash.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

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“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of (including by virtue of the joint and several liability provisions of Section 2.15), or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in or as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document), (ii) United States federal withholding taxes that would not have been imposed but for a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 of this Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office, other than a designation made at the request of a Loan Party), except that Excluded Taxes shall not include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of this Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, treaty, order or other decision or other Change in Law with respect to any of the foregoing by any Governmental Authority, and (iv) any United States federal withholding taxes imposed under FATCA.

“Existing Letters of Credit” means those letters of credit issued pursuant to the Existing Loan Agreement for the account of a Borrower or any Guarantor or for which such Borrower or Guarantor is otherwise liable listed on Schedule E-1 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Existing Loan Agreement” shall mean the Amended and Restated Loan and Security Agreement, dated May 4, 2012, entered into and executed between Kinergy, Wells Fargo Bank, National Association, as Agent, and Wells Fargo Bank, National Association, as Sole Lead Arranger, Manager and Bookrunner.

“Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(iii) of this Agreement.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).

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“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Fee Letter” means that certain fee letter, dated as of even date with this Agreement, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Fixed Charges” means, with respect to any fiscal period with respect to Borrowers determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense required to be paid (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, plus (b) all principal payments in respect of Indebtedness made during such period (excluding payments in respect of Loans which do not result in a permanent reduction of the Maximum Revolver Amount but including payments of Indebtedness with respect to Capital Leases), plus (c) all federal, state, and local income taxes required to be paid during such period, and plus (d) all Restricted Payments paid during such period (and without duplicating items in (a), (b), (c) and (d) of this definition, the interest component with respect to Indebtedness under Capital Leases during such period).

“Fixed Charge Coverage Ratio” means, with respect to any fiscal period and with respect to Borrowers determined on a consolidated basis in accordance with GAAP, the ratio of (a) EBITDA for such period minus Unfinanced Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, minus the aggregate amount of consideration and other transaction expenses paid by Borrowers with respect to the Fuel Logistics Acquisition (net of the amount of any such consideration and transaction expenses provided by Parent on behalf of Borrowers), to (b) Fixed Charges of such Borrower and its Subsidiaries, on a consolidated basis, for such period.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Fuel Logistics Acquisition” means that certain proposed transaction whereby a Loan Party or Subsidiary thereof shall acquire a majority Equity Interest in Fuel Logistics LLC, an Oregon limited liability company, or a newly formed entity, from Lane Forest Products, LLC, Inc. an Oregon corporation, for the purpose of transloading by direct connection via an offloading and pumping facility to the Kinder Morgan facility located on Prairie Road in Eugene, Oregon.

“Funded Indebtedness” means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of Borrowers, determined on a consolidated basis in accordance with GAAP, including, in any event, but without duplication, with respect to the Loan Parties and their Subsidiaries, the Revolver Usage, and the amount of their Capitalized Lease Obligations.

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“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means (a) Parent as the “Guarantor” under that certain Second Amended and Restated Guarantee dated as of even date herewith, in form and substance reasonably satisfactory to Agent, executed and delivered by Parent (the “Limited Guaranty”), (b) any Person that is a "Guarantor" under the Guaranty and Security Agreement, and (c) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of this Agreement.

“Guaranty and Security Agreement” means (a) a guaranty and security agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Loan Parties (other than Parent) to Agent and (b) the Limited Guaranty.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Loan Party and its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“Hedge Provider” means Wells Fargo or any of its Affiliates.

“Increased Reporting Event” means if at any time (a) Excess Availability is less than twenty-five percent (25%) of the Maximum Revolver Amount, or (b) a Default or Event of Default shall have occurred and be continuing.

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“Increased Reporting Period” means the period commencing after the continuance of an Increased Reporting Event and continuing until the date when no Increased Reporting Event has occurred for 90 consecutive days.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligations, (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of this Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of this Agreement.

“Indemnified Taxes” means, (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Interest Expense” means, for any period, the aggregate of the interest expense of Borrowers for such period, determined on a consolidated basis in accordance with GAAP.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

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“IRC” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the Issuing Bank for use.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of this Agreement, and Issuing Bank shall be a Lender.

“Joinder” means a joinder agreement substantially in the form of Exhibit J-1 to this Agreement.

“Landlord Reserve” means, as to each location at which a Borrower has Inventory or books and records located and as to which a Collateral Access Agreement has not been received by Agent, a reserve in an amount equal to 3 months’ rent, storage charges, fees or other amounts under the lease or other applicable agreement relative to such location or, if greater and Agent so elects, the number of months’ rent, storage charges, fess or other amounts for which the landlord, bailee, warehouseman or other property owner will have, under applicable law, a Lien in the Inventory of such Borrower to secure the payment of such amounts under the lease or other applicable agreement relative to such location.

“Lead Arranger” has the meaning set forth in the preamble to this Agreement.

“Lender” has the meaning set forth in the preamble to this Agreement, shall include Issuing Bank and the Swing Lender, and shall also include any other Person made a party to this Agreement pursuant to the provisions of Section 13.1 of this Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders (including Issuing Bank and the Swing Lender) and Agent, or any one or more of them.

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“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with each Loan Party and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable, documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of this Agreement, (h) Agent’s and Lenders’ reasonable, documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) in defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and under any other Loan Documents, except to the extent arising from any such Agent’s or Lender’s gross negligence or willful misconduct, (i) Agent’s reasonable, documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) relative to any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with any Loan Party or any of its Subsidiaries, (i) Agent’s reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to the rating of CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s reasonable and documented costs and expenses (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of this Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Issuing Bank.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent (including that Agent has a first priority perfected Lien in such cash collateral), including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of this Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

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“Letter of Credit Disbursement” means a payment made by Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s participation in the Letter of Credit Usage pursuant to Section 2.11(e) on such date.

“Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b) of this Agreement.

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.11(f) of this Agreement.

“Letter of Credit Related Person” has the meaning specified therefor in Section 2.11(f) of this Agreement.

“Letter of Credit Sublimit” means $20,000,000.

“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolving Loan.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Line Cap” means, as of any date of determination, the lesser of (a) the Maximum Revolver Amount, and (b) the Borrowing Base as of such date of determination.

“Liquidity” means, as of any date of determination, any amount equal to the Excess Availability plus all Qualified Cash.

“Loan” means any Revolving Loan, Swing Loan, or Extraordinary Advance made (or to be made) hereunder.

“Loan Account” has the meaning specified therefor in Section 2.9 of this Agreement.

“Loan Documents” means this Agreement, the Control Agreements, the Copyright Security Agreement, any Borrowing Base Certificate, the Fee Letter, the Guaranty and Security Agreement, the Parental Assistance Agreement, any Issuer Documents, the Letters of Credit, the Loan Manager Side Letter, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrowers in connection with this Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with this Agreement (but specifically excluding Bank Product Agreements).

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“Loan Manager Side Letter” means that certain letter agreement between the Borrowers and Wells Fargo regarding the terms under which Wells Fargo will provide services to the Borrowers in respect of Wells Fargo’s proprietary automated loan management program.

“Loan Party” means any Borrower or any Guarantor; provided that, except as expressly provided herein to the contrary, the term Loan Party shall exclude the Parent.

“Management Fees” means payments for services rendered pursuant to the Affiliate Company Agreement.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means any condition, change, effect or circumstance that, individually or when taken together with all such conditions, changes, effects or circumstances, has or would reasonably be expected to have an adverse effect on the financial condition, assets, properties, business, operations or results of operations of any of the Borrowers which is material to such Borrower, excluding (a) any changes or effects that are not unique to such Borrower and do not adversely affect such Borrower disproportionately compared to its competitors, directly resulting from general changes in economic, financial or capital market, regulatory, political or national security conditions (including acts of war or terrorism), (b) any changes in conditions generally applicable to the industries in which such Borrower is involved, (c) any changes that result from the announcement or the consummation of the transactions contemplated hereby, (d) any “going concern” or similar qualification to the opinion of Borrowers’ or Parent’s independent certified public accountants with respect to the financial statements of Borrowers or Parent, unless such “going concern” or similar qualification to any such opinion relates solely to Borrowers (independent of Parent), and (e) any changes or effects that have been disclosed to Agent and Lenders as of the date hereof that has or could reasonably be expected to have a material adverse effect on the financial condition, assets, properties, business, operations or results of operations of any of the Borrowers (the foregoing exclusion in this clause (e) shall not apply to any changes or effects that have not been disclosed to Agent and Lenders as of the date hereof or any changes or affects arising after the date hereof).

“Material Contract” shall mean (a) any contract or agreement (other than the Financing Agreements and any ethanol purchase and sale contracts or agreements), written or oral, of any Borrower involving monetary liability of or to any Person in an amount in excess of $750,000, (b) any ethanol purchase and sale contract or agreement with a stated term in excess of six (6) months and (c) any contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

“Maturity Date” means August 2, 2022.

“Maximum Revolver Amount” means $100,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of this Agreement.

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“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute for the benefit of its respective employees or has any liability, contingent or otherwise or could be assessed Withdrawal Liability assuming a complete withdrawal from any such multiemployer plan.

“Net Recovery Percentage” means, as of any date of determination, the percentage of the book value of Borrowers’ Inventory that is reasonably estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and to be as specified in the most recent Acceptable Appraisal of Inventory.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of this Agreement.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Notification Event” means (a) the occurrence of a “reportable event” described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, by any Loan Party or any of its Subsidiaries if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any Loan Party or any of its Subsidiaries become aware of any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, with respect to which the PBGC is reasonably likely to take such action in the reasonably-foreseeable future, (f) the imposition of a Lien pursuant to the IRC or ERISA in connection with any Pension Plan or any Loan Party or any of its Subsidiaries become aware of the existence of any facts or circumstances that is reasonably expected to result in the imposition of a Lien, (g) the partial or complete withdrawal of any Loan Party or any ERISA Affiliate from a Multiemployer Plan, (h) any Loan Party or any of its Subsidiaries receiving written notice of any event or condition that results in the reorganization or insolvency of a Multiemployer Plan under Sections of ERISA, (i) any Loan Party or any of its Subsidiaries receiving written notice of any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (j) any Pension Plan being in “at risk status” within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in “endangered status” or “critical status” within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is or is expected to be insolvent or in reorganization within the meaning of Title IV of ERISA, (l) with respect to any Pension Plan, any Loan Party or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (m) the failure of any Pension Plan or Multiemployer Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), whether or not waived, (n) the filing of an application for a waiver of the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) with respect to any Pension Plan or Multiemployer Plan, (o) the failure by any Loan Party or any of its Subsidiaries to make by its due date a required payment or contribution with respect to any Pension Plan or Multiemployer Plan, (p) any event that results in or could reasonably be expected to result in a liability by a Loan Party pursuant to Title I of ERISA or the excise tax provisions of the IRC relating to Employee Benefit Plans or any event that results in or could reasonably be expected to result in a liability to any Loan Party or ERISA Affiliate pursuant to Title IV of ERISA or Section 401(a)(29) of the IRC, or (q) any of the foregoing is reasonably likely to occur in the following 30 days.

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“Obligations” means (a) all loans (including the Revolving Loans (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party (including Parent) arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party (including Parent) is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations, if any; provided that, anything to the contrary contained in the foregoing notwithstanding, the Obligations shall exclude any Excluded Swap Obligation. Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under this Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party (including Parent) under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of this Agreement.

“Other Taxes” means all present or future stamp, court, excise, value added, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11 of this Agreement.

“Pacific Ethanol Acquired Inventory” means Inventory purchased or acquired by Borrowers from a Pacific Ethanol Affiliate.

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“Pacific Ethanol Affiliates” mean, collectively, (a) Pacific Ethanol Central, LLC (f/k/a PE AVR Holdings, Inc. f/k/a Aventine Renewal Energy Holdings, Inc.), (b) Pacific Ethanol Aurora West, LLC (f/k/a Aventine Renewable Energy – Aurora West, LLC), (c) Pacific Ethanol Pekin, LLC (f/k/a Pacific Ethanol Pekin, Inc. f/k/a Aventine Renewable Energy, Inc.), (d) Pacific Ethanol Canton, LLC (f/k/a Aventine Renewable Energy –Canton, LLC, (f) Pacific Ethanol Aurora East, LLC (f/k/a Nebraska Energy, L.L.C.), and (g) Pacific Aurora, LLC, in each instance, together with its successors and assigns.

“Pacific Ethanol Credit Facility” shall mean, collectively, any secured credit facility, whether a revolving line of credit or term loan, by and among any Pacific Ethanol Affiliate and any financial institutions from time to time party thereto as lenders thereunder, including without limitation, those certain credit facilities evidenced by (a) that certain the Credit Agreement, dated as of December 15, 2016, by and among the financial institutions from time to time party thereto as lenders, CoBank, ACB, in its capacity as a Pacific Ethanol Affiliates Credit Facilities Agent, and Pacific Ethanol Pekin, Inc. as the borrower thereunder, (b) the Credit Agreement, dated as of December 15, 2016, by and among CoBank, ACB, in its capacity lender, Pacific Ethanol Aurora East, LLC, Pacific Ethanol Aurora West, LLC and Pacific Aurora, LLC as co-borrowers thereunder, and (c) any successor agreement executed by any Pacific Ethanol Affiliate to refinance or replace such Credit Agreement or any successor agreement, in each case, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Pacific Ethanol Credit Facilities Agent” shall mean, collectively, any collateral agent, administrative agent or other authorized representative of the lender group with respect to any Pacific Ethanol Credit Facility.

“Parent” means Pacific Ethanol, Inc., a Delaware corporation.

“Parental Assistance Agreement” means that certain Third Amended and Restated Parent Assistance Agreement (as amended and/or supplemented) among Borrowers, Parent and Agent.

“Participant” has the meaning specified therefor in Section 13.1(e) of this Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of this Agreement.

“Patent Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.13 of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code sponsored, maintained, or contributed to by any Loan Party or ERISA Affiliate for the benefit of its respective employees or to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise.

“Perfection Certificate” means a certificate in the form of Exhibit P-1 to this Agreement.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

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“Permitted Dispositions” means:

(a)    sales, abandonment, or other dispositions of Equipment (including Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business) so long as such sales or other dispositions do not involve Equipment having an aggregate fair market value in excess of $500,000 for all such Equipment disposed of in any fiscal year of Borrowers or as Agent may otherwise agree and leases or subleases of Real Property not useful in the conduct of the business of the Loan Parties and their Subsidiaries,

(b)   sales of Inventory to buyers in the ordinary course of business,

(c)    the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents,

(d)   the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e)    the granting of Permitted Liens,

(f)    the sale or discount, in each case without recourse, of accounts receivable (other than Eligible Accounts) arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g)   any involuntary loss, damage or destruction of property,

(h)   any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i)     the leasing or subleasing of assets of any Loan Party or its Subsidiaries in the ordinary course of business,

(j)     (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of any Loan Party or any of its Subsidiaries to the extent not economically desirable in the conduct of its business, or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,

(k)   the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement,

(l)     the making of Permitted Investments,

(m)  so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from any Loan Party or any of its Subsidiaries (other than any Borrower) to a Loan Party, and (ii) from any Subsidiary of any Loan Party that is not a Loan Party to any other Subsidiary of any Loan Party,

(n)   dispositions of Equipment or Real Property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property; provided, that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral,

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(o)   sales or dispositions of fixed assets (including intangible property related to such fixed assets) not otherwise permitted in clauses (a) through (o) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in fiscal year (including the proposed disposition) would not exceed $1,000,000.00.

“Permitted Indebtedness” means:

(a)    Indebtedness in respect of the Obligations,

(b)   Indebtedness as of the Closing Date as identified in Borrowers’ financial statements or fiscal quarter ending June 30, 2017 which have been previously delivered to Agent plus such additional Indebtedness as identified on Schedule 4.14,

(c)    Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property, so long as such security interests and mortgages do not apply to any property of such Borrower or any Subsidiary other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

(d)   Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit,

(e)    Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; and (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions,

(f)    [Reserved]

(g)   [Reserved],

(h)   Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,

(i)     Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j)     the incurrence by any Loan Party or its Subsidiaries of Indebtedness under Hedge Agreements that is incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s or such Subsidiary’s operations and not for speculative purposes,

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(k)   Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or Cash Management Services,

(l)     unsecured Indebtedness of any Loan Party owing to employees, former employees, former officers, directors, or former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase or redemption by such Loan Party of the Equity Interests of such Loan Party that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $50,000 in any calendar year, and (iii) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to Agent,

(m)  [Reserved],

(n)   Indebtedness composing Permitted Investments,

(o)   unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(p)   [Reserved],

(q)   [Reserved],

(r)    accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(s)    Subordinated Indebtedness, the aggregate outstanding amount of which does not exceed $2,500,000, and

(t)     In addition to and without limitation of any the categories of Permitted Indebtedness set forth above, any other unsecured Indebtedness incurred by any Loan Party or any of its Subsidiaries in an aggregate outstanding amount not to exceed $2,500,000 at any one time.

“Permitted Investments” means:

(a)    Investments in cash and Cash Equivalents,

(b)   Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c)    advances made in connection with purchases of goods or services in the ordinary course of business,

(d)   Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

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(e)    Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to this Agreement, provided, that, except for Kinergy with respect to Pacific Ag., no Borrower shall not have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries,

(f)    guarantees permitted under the definition of Permitted Indebtedness,

(g)   [Reserved],

(h)   Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i)     deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j)     loans and advances to employees and officers of a Loan Party or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $250,000 at any one time for: (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Borrower and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees),

(k)   [Reserved],

(l)     Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party,

(m)  Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to obligations permitted under clause (j) of the definition of Permitted Indebtedness; and

(n)   the Fuel Logistics Acquisition, provided, that, (a) the amount of consideration and other transaction expenses paid by Borrowers with respect to the Fuel Logistics Acquisition does not exceed $7,500,000 in the aggregate, (b) no Event of Default exists and is continuing or would arise after giving effect to the Fuel Logistics Acquisition, (c) as of the date of the consummation of the Fuel Logistics Acquisition, Excess Availability for the thirty (30) consecutive day period immediately prior to the date of any such distribution, calculated on a pro forma basis as if such dividend or distribution had occurred on each day during such thirty (30) day period, shall not be less than 10% of the Maximum Revolver Amount, and (d) as of the date of the consummation of the Fuel Logistics Acquisition and after giving effect to the Fuel Logistics Acquisition, Excess Availability shall be not less than 10% of the Maximum Revolver Amount.

“Permitted Liens” means:

(a)    Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b)   Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

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(c)    judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of this Agreement,

(d)   Liens set forth on Schedule P-2 to this Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to this Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e)    the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f)    purchase money Liens on Real Property, and purchase money liens on other fixed assets or the interests of lessors under Capital Leases, to the extent that such Liens or interests secure Indebtedness that is Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the fixed asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the Real Property or other fixed asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g)   Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h)   Liens on amounts deposited to secure any Borrower’s and its Subsidiaries’ obligations in connection with worker’s compensation or other unemployment insurance,

(i)     Liens on amounts deposited to secure any Borrower’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, leases, statutory obligations and similar obligations in the ordinary course of business, consistent with Borrowers’ current business practices, and not in connection with the borrowing of money,

(j)     Liens on amounts deposited to secure any Borrower’s and its Subsidiaries’ reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,

(k)   with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l)     non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m)  Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n)   rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business,

(o)   Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

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(p)   Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q)   In addition to and without limitation of any the categories of Permitted Liens set forth above, other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $2,500,000.

“Permitted Protest” means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), Tax (other than payroll taxes or taxes that are the subject of a United States federal tax lien), any rental payment or levy; provided, that either (1) such protest is being defended and otherwise handled by Borrowers’ insurer at insurer’s sole cost and risk (subject to any applicable deductibles and standard reservation of rights provisions) or (2) (a) a reserve with respect to such obligation is established on such Loan Party’s or its Subsidiaries’ books and records in such amount as is required under GAAP, if any, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations (other than any obligations in respect of operating leases beginning after December 15, 2018, that would not have been classified as Capitalized Lease Obligations prior to the new Financial Accounting Standards Board standard issued in 2016), incurred after the Closing Date and at the time of, or within 20 days after, the acquisition of any fixed assets or Real Property for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $4,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Platform” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“Pro Rata Share” means, as of any date of determination:

(a)    with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders,

(b)   with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the Letter of Credit Exposure of such Lender, by (B) the Letter of Credit Exposure of all Lenders, and

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(c)    with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of this Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full and all Commitments have been terminated, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the Letter of Credit Exposure of such Lender, by (B) the Letter of Credit Exposure of all Lenders.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of this Agreement.

“Public Lender” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Loan Parties and their Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Qualified Equity Interests” means and refers to any Equity Interests issued by Borrowers (and not by one or more of their Subsidiaries (other than by Kinergy with respect to Pacific Ag) that is not a Disqualified Equity Interest.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party or one of its Subsidiaries and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Reference Period” has the meaning set forth in the definition of EBITDA.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a)    such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b)   such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c)    if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness,

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(d)   the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

(e)    if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured, and

(f)    if the Indebtedness that is refinanced, renewed, or extended was secured (i) such refinancing, renewal, or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to Agent or the Lender Group and (ii) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended.

“Register” has the meaning set forth in Section 13.1(h) of this Agreement.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of this Agreement.

“Report” has the meaning specified therefor in Section 15.16 of this Agreement.

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the sum of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), “Required Lenders” must include at least two Lenders (who are not Affiliates of one another).

“Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith and in the exercise of its reasonable credit judgment reducing the amount of Revolving Loans and Letters of Credit that would otherwise be available to Borrowers under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith and in the exercise of its reasonable credit judgment, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations or its value or (ii) the assets, business or prospects of any Borrower or any Loan Party or (iii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Loan Party (including Parent) to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Obligations as provided in Section 2.10 hereof or (d) in respect of any state of facts which Agent determines in good faith and in the exercise of its reasonable credit judgment constitutes a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may, at Agent’s option, in good faith and in the exercise of its reasonable credit judgment, be established to reflect: (i) dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of Borrowers for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five (5%) percent; (ii) returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts; (iii) sales, excise or similar taxes included in the amount of any Accounts reported to Agent; (iv) a change in the turnover, age or mix of the categories of Inventory that adversely affects the aggregate value of all Inventory; (v) amounts due or to become due to owners and lessors of premises where any Collateral is located, other than for those locations where Agent has received a Collateral Access Agreement that Agent has accepted in writing; (vi) amounts due or to become due to owners and licensors of trademarks and other Intellectual Property used by Borrowers and (vii) obligations, liabilities or indebtedness (contingent or otherwise) of any Loan Party to Agent or any Bank Product Provider arising under or in connection with any Bank Products or as such Affiliate or Person may otherwise require in connection therewith to the extent that such obligations, liabilities or indebtedness constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith and in the exercise of its reasonable credit judgment and to the extent that such Reserve is in respect of amounts that may be payable to third parties Agent may, at its option, deduct such Reserve from the Maximum Revolver Amount, at any time that such limit is less than the amount of the Borrowing Base.

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“Restricted Payment” means (a) any declaration or payment of any dividend or the making of any other payment or distribution, directly or indirectly, on account of Equity Interests issued by a Borrower (including any payment in connection with any merger or consolidation involving Borrowers) or to the direct or indirect holders of Equity Interests issued by Borrowers in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by a Borrower, or (b) any purchase, redemption, making of any sinking fund or similar payment, or other acquisition or retirement for value (including in connection with any merger or consolidation involving a Borrower) any Equity Interests issued by Borrowers, (c) any making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Borrowers now or hereafter outstanding, or (d) reimbursement payments by a Borrower to Parent on account of any margin call due in connection with any hedging position created by Parent for or on behalf of such Borrower pursuant to the Affiliate Company Agreement.

“Revolver Commitment” means, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement, and as such amounts may be decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) hereof.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.

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“Revolving Lender” means a Lender that has a Revolving Loan Exposure or Letter of Credit Exposure.

“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Loans” has the meaning specified therefor in Section 2.1(a) of this Agreement.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.

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“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Special Eligibility Conditions” means, with respect to the sale by any Pacific Ethanol Affiliates to any Borrower of Pacific Ethanol Acquired Inventory pursuant to a Marketing Agreement and the transactions set forth in the Marketing Agreements, that Agent has received, in form and substance reasonably satisfactory to Agent and executed by each Pacific Ethanol Affiliates Credit Facilities Agent, one or more agreements, consents, access and/or licenses, including provisions providing for (a) the release of all (or acknowledgement of not having any) liens and security interests in the Pacific Ethanol Acquired Inventory and (b) the right of Agent to access such Pacific Ethanol Acquired Inventory.

“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Subject Holder” has the meaning specified therefor in Section 2.4(e)(v) of this Agreement.

“Subordinated Indebtedness” means any Indebtedness of any Loan Party or its Subsidiaries incurred from time to time that is subordinated in right of payment to the Obligations and is subject to a subordination agreement or contains terms and conditions of subordination that are acceptable to Agent.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Swap Inventory” shall mean, as to each Borrower other than Pacific Ag, Inventory of such Borrower consisting of ethanol finished goods with respect to which such Borrower has entered into a Hedge Agreement with Wells Fargo or an Affiliate thereof, providing for coverage with respect to such Eligible Inventory in an amount equal to, on any date of determination, at least 100% of the Value thereof.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

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“Swing Lender” means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of this Agreement.

“Swing Loan” has the meaning specified therefor in Section 2.3(b) of this Agreement.

“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swing Loans on such date.

“Syndication Agent” has the meaning set forth in the preamble to this Agreement.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of this Agreement.

“Trademark Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“TTM Financial Statements” has the meaning specified therefor in Section 6.10(f) of this Agreement.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Issuing Bank for use.

“Unfinanced Capital Expenditures” means Capital Expenditures (a) not financed with the proceeds of any incurrence of Indebtedness (other than the incurrence of any Revolving Loans), the proceeds of any sale or issuance of Equity Interests or equity contributions, the proceeds of any asset sale (other than the sale of Inventory in the ordinary course of business) or any insurance proceeds, and (b) that are not reimbursed by a third person (excluding any Loan Party or any of its Affiliates) in the period such expenditures are made pursuant to a written agreement.

“United States” means the United States of America.

“Unused Line Fee” has the meaning specified therefor in Section 2.10(b) of this Agreement.

“Value” shall mean, as determined by Agent in good faith and in the exercise of its reasonable credit judgment, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value,; provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and, (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any. For purposes of this definition, the “market value” of Inventory shall be determined based on published or reported mark to market commodity pricing created or distributed by the Los Angeles Oil Price Information Service (commonly known as OPIS) and/or the Chicago Board of Trade (commonly known as CBOT); provided, that, in the event that any change in market conditions shall, in the reasonable opinion of Agent, make it impractical for Agent to determine the market value of an item of Inventory based on such publications, or the mark to market commodity pricing of an item of Inventory is not reported or published by such publications, the Value of such Inventory shall be determined under clause (a) of this definition.

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“Voidable Transfer” has the meaning specified therefor in Section 17.8 of this Agreement.

“Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Equity Interests of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Equity Interests of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Equity Interests of such Person convertible or exchangeable without restriction at the option of the holder thereof into Equity Interests of such Person described in clause (a) of this definition.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Withdrawal Liability” ” means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2             Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Administrative Borrower notifies Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean the Loan Parties and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board’s Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

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1.3             Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4             Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5             Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Pacific standard time or Pacific daylight saving time, as in effect in Los Angeles, California on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

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1.6             Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.                LOANS AND TERMS OF PAYMENT.

2.1             Revolving Loans.

(a)    Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Revolving Loans”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(i)         such Lender’s Revolver Commitment, or

(ii)       such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A)  the amount equal to (1) the Maximum Revolver Amount, less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time, and

(B)  the amount equal to (1) the Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent, as adjusted for Reserves established by Agent in accordance with Section 2.1(c)), less (2) the sum of (x) the Letter of Credit Usage at such time, plus (y) the principal amount of Swing Loans outstanding at such time.

(b)   Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they otherwise become due and payable pursuant to the terms of this Agreement.

(c)    Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) at any time, in the exercise of its Permitted Discretion, to establish and increase or decrease Reserves and against the Borrowing Base or the Maximum Revolver Amount. The amount of any Reserve established by Agent, and any changes to the eligibility criteria set forth in the definitions of Eligible Accounts, Eligible Inventory, and Eligible In-Transit Inventory shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve or change in eligibility and shall not be duplicative of any other reserve established and currently maintained or eligibility criteria. Upon establishment or increase in Reserves, Agent agrees to make itself available to discuss the Reserve or increase, and Borrowers may take such action as may be required so that the event, condition, circumstance, or fact that is the basis for such reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to Agent in the exercise of its Permitted Discretion. In no event shall such opportunity limit the right of Agent to establish or change such Reserve, unless Agent shall have determined, in its Permitted Discretion, that the event, condition, other circumstance, or fact that was the basis for such Reserve or such change no longer exists or has otherwise been adequately addressed by Borrowers.

2.2             [Reserved]

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2.3             Borrowing Procedures and Settlements.

(a)    Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent (which may be delivered through Agent’s electronic platform or portal) and received by Agent no later than 11:00 a.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, and (ii) on the Business Day that is three Business Days prior to the requested Funding Date in the case of all other requests, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 11:00 a.m. on the applicable Business Day. All Borrowing requests which are not made on-line via Agent’s electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Agent’s authentication process (with results satisfactory to Agent) prior to the funding of any such requested Revolving Loan.

(b)   Making of Swing Loans. In the case of a Revolving Loan and so long as any of (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed $10,000,000, or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and all such Revolving Loans being referred to as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such Borrowing to the Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent’s Liens, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to all other Revolving Loans and Obligations.

(c)    Making of Revolving Loans.

(i)         In the event that Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a)(i), Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day that is at least one Business Day prior to the requested Funding Date. If Agent has notified the Lenders of a requested Borrowing on the Business Day that is one Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. on the Business Day that is the requested Funding Date. After Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

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(ii)       Unless Agent receives notice from a Lender prior to 9:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrowers such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.

(d)   Protective Advances and Optional Overadvances.

(i)         Any contrary provision of this Agreement or any other Loan Document notwithstanding (but subject to Section 2.3(d)(iv)), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrowers, on behalf of the Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”). In any event if any Protective Advance remains outstanding for more than 60 days, unless otherwise agreed to by the Required Lenders, Borrowers shall immediately repay such Protective Advance. Notwithstanding the foregoing, the aggregate amount of all Protective Advances outstanding at any one time shall not exceed 10% of the Borrowing Base.

(ii)       Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Revolving Loans, the outstanding Revolver Usage does not exceed the Borrowing Base by more than 10% of the Borrowing Base, and (B) subject to Section 2.3(d)(iv) below, after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by this Section 2.3(d), regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. In any event if any Overadvance not otherwise made or permitted pursuant to this Section 2.3(d) remains outstanding for more than 60 days, unless otherwise agreed to by the Required Lenders, Borrowers shall immediately repay Revolving Loans in an amount sufficient to eliminate all such Overadvances not otherwise made or permitted to this Section 2.3(d) The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.4(e)(1).

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(iii)     Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) shall be deemed to be a Revolving Loan hereunder. Prior to Settlement of any Extraordinary Advance, all payments with respect thereto, including interest thereon, shall be payable to Agent solely for its own account. Each Revolving Lender shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any Extraordinary Advance. The Extraordinary Advances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.

(iv)      Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the aggregate Revolver Usage to exceed the Maximum Revolver Amount or any Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Revolver Commitments; provided that Agent may make Extraordinary Advances in excess of the foregoing limitations so long as such Extraordinary Advances that cause the aggregate Revolver Usage to exceed the Maximum Revolver Amount or a Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Revolver Commitments are for Agent’s sole and separate account and not for the account of any Lender. No Lender shall have an obligation to settle with Agent for such Extraordinary Advances that cause the aggregate Revolver Usage to exceed the Maximum Revolver Amount or a Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Revolver Commitments as provided in Section 2.3(e) (or Section 2.3(g), as applicable).

(e)    Settlement. It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans (including Swing Loans and Extraordinary Advances) shall take place on a periodic basis in accordance with the following provisions:

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(i)         Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to any Loan Party’s or any of their Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans (including Swing Loans and Extraordinary Advances) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances), and (z) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Extraordinary Advances and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)       In determining whether a Lender’s balance of the Revolving Loans (including Swing Loans and Extraordinary Advances) is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii)     Between Settlement Dates, Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Extraordinary Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender’s Pro Rata Share of the Revolving Loans. If, as of any Settlement Date, payments or other amounts of the Loan Parties or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

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(iv)      Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f)    Notation. Consistent with Section 13.1(h), Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount and stated interest of the Revolving Loans, owing to each Lender, including the Swing Loans owing to Swing Lender, and Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g)   Defaulting Lenders.

(i)         Notwithstanding the provisions of Section 2.4(b)(iii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Agent to the extent of any Extraordinary Advances that were made by Agent and that were required to be, but were not, paid by Defaulting Lender, (B) second, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (C) third, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (D) fourth, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (E) fifth, in Agent’s sole discretion, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (F) sixth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(iii). Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Borrowers). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

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(ii)       If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A)  such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Pro Rata Share of Revolver Usage plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;

(B)  if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by the Agent (x) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also Issuing Bank;

(C)  if Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

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(D)  to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;

(E)   to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to Issuing Bank until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;

(F)   so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii), or (y) the Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Bank, as applicable, and Borrowers to eliminate the Swing Lender’s or Issuing Bank’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit; and

(G)  Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to Issuing Bank and Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrowers pursuant to Section 2.11(d). Subject to Section 17.14, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(h)   Independent Obligations. All Revolving Loans (other than Swing Loans and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4             Payments; Reductions of Commitments; Prepayments.

(a)    Payments by Borrowers.

(i)         Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein. Any payment received by Agent later than 1:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

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(ii)       Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)   Apportionment and Application.

(i)         So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.

(ii)       Subject to Section 2.4(b)(v), Section 2.4(d)(ii), and Section 2.4(e), all payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii)     At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A)  first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents and to pay interest and principal on Extraordinary Advances that are held solely by Agent pursuant to the terms of Section 2.4(d)(iv), until paid in full,

(B)  second, to pay any fees or premiums then due to Agent under the Loan Documents, until paid in full,

(C)  third, to pay interest due in respect of all Protective Advances, until paid in full,

(D)  fourth, to pay the principal of all Protective Advances, until paid in full,

(E)   fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F)   sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents, until paid in full,

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(G)  seventh, to pay interest accrued in respect of the Swing Loans, until paid in full,

(H)  eighth, to pay the principal of all Swing Loans, until paid in full,

(I)    ninth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances), until paid in full,

(J)    tenth, ratably

i.       ratably, to pay the principal of all Revolving Loans, until paid in full,

ii.     to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof),

iii.    ratably to (y) the Bank Product Provider based upon amounts then certified by each applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Provider on account of Bank Product Obligations, and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof,

(K)  eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders,

(L)   twelfth, ratably to pay any Obligations owed to Defaulting Lenders; and

(M) thirteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iv)      Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(v)       In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

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(vi)      For purposes of Section 2.4(b)(iii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii)    In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(c)    Termination of Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date or earlier termination thereof pursuant to the terms of this Agreement.

(d)   Optional Prepayments. Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty.

(e)    Mandatory Prepayments. If, at any time, the Revolver Usage on such date exceeds the lesser of (A) the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, or (B) the Maximum Revolver Amount, in all cases as adjusted for Reserves established by Agent in accordance with Section 2.1(c), then Borrowers shall promptly, but in any event, within one Business Day, prepay the Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the amount of such excess.

(f)    Application of Payments.

(i)         Each prepayment pursuant to Section 2.4(e) shall, (1) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage, and (2) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii).

2.5             Promise to Pay; Promissory Notes.

(a)    Borrowers agree to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred, or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b)   Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, Borrowers shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrowers. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

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2.6             Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a)    Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to the Daily Three Month LIBOR Rate plus the Applicable Margin.

(b)   Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a rate equal to the Applicable Margin times the average amount of the Letter of Credit Usage during the immediately preceding month (or portion thereof)].

(c)    Default Rate. (i) Automatically upon the occurrence and during the continuation of an Event of Default under Section 8.4 or 8.5 and (ii) upon the occurrence and during the continuation of any other Event of Default (other than an Event of Default under Section 8.4 or 8.5), at the direction of Agent or the Required Lenders, and upon written notice by Agent to Borrowers of such direction (provided, that such notice shall not be required for any Event of Default under Section 8.1), (A) all Loans and all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to two percentage points above the per annum rate otherwise applicable thereunder, and (B) the Letter of Credit Fee shall be increased to two percentage points above the per annum rate otherwise applicable hereunder.

(d)   Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k) or Section 2.12, (i) all interest and all other fees payable hereunder or under any of the other Loan Documents (other than Letter of Credit Fees) shall be due and payable, in arrears, on the first day of each month,, (ii) all Letter of Credit Fees payable hereunder, and all fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k) shall be due and payable, in arrears, on the first Business Day of each month; and (iii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all other Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred, or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account (A) on the first day of each month, all interest accrued during the prior month on the Revolving Loans hereunder, (B) on the first Business Day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10(a) or (c), (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) as and when incurred or accrued, all other Lender Group Expenses, and (G) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Provider in respect of Bank Products). All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans.

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(e)    Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)    Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7             Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 1:30 p.m. If any payment item is received into Agent’s Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8             Designated Account. Agent is authorized to make the Revolving Loans, and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrowers, any Revolving Loan or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.9             Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Revolving Loans (including Extraordinary Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued or arranged by Issuing Bank for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account. Agent shall make available to Borrowers monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 45 days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

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2.10          Fees.

(a)    Agent Fees. Borrowers shall pay to Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b)   Unused Line Fee. Borrowers shall pay to Agent, for the ratable account of the Revolving Lenders, an unused line fee (the “Unused Line Fee”) in an amount equal to the Applicable Unused Line Fee Percentage per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the Average Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable, in arrears, on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.

(c)    Field Examination and Other Fees. Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) the prevailing standard rate established from time to time by Agent as its fee for field examinations, which fee is currently $1,000 per day per examiner, plus out-of-pocket expenses (including travel, meals, and lodging), for each field examination of any Loan Party or its Subsidiaries performed by or on behalf of Agent, and (ii) the fees, charges or expenses paid or incurred by Agent if it elects to employ the services of one or more third Persons to appraise the Collateral, or any portion thereof.

2.11          Letters of Credit.

(a)    Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue a requested standby Letter of Credit or a sight commercial Letter of Credit for the account of Borrowers or, in Agent and Issuing Bank’s sole discretion, to any Account Party so requested by Borrowers. By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by an Authorized Person, (ii) delivered to Agent and Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Agent and Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension, and (iii) subject to Issuing Bank’s authentication procedures with results satisfactory to Issuing Bank. Each such request shall be in form and substance reasonably satisfactory to Agent and Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances. Issuing Bank’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of a Loan Party or one of its Subsidiaries in respect of (x) a lease of real property, or (y) an employment contract,

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(b)   Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i)         the Letter of Credit Usage would exceed the Letter of Credit Sublimit, or

(ii)       the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Revolving Loans (including Swing Loans), or

(iii)     the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of the Revolving Loans (inclusive of Swing Loans) at such time.

(c)    In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, Issuing Bank shall have no obligation to issue or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will not or may not be in United States Dollars.

(d)   Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day prior to the Business Day on which such Issuing Bank issues any Letter of Credit. In addition, each Issuing Bank (other than Wells Fargo or any of its Affiliates) shall, on the first Business Day of each week, submit to Agent a report detailing the daily undrawn amount of each Letter of Credit issued by such Issuing Bank during the prior calendar week. Borrowers and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuing Bank at the request of Borrowers on the Closing Date. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Bank makes a payment under a Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Bank, then to such Revolving Lenders and Issuing Bank as their interests may appear.

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(e)    Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Revolving Lenders, Issuing Bank shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f)    Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i)         any Letter of Credit or any pre-advice of its issuance;

(ii)       any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii)     any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

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(iv)      any independent undertakings issued by the beneficiary of any Letter of Credit;

(v)       any unauthorized instruction or request made to Issuing Bank in connection with any Letter of Credit or requested Letter of Credit, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, electronic transmission, SWIFT, or any other telecommunication including communications through a correspondent;

(vi)      an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii)    any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii)  the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix)      any prohibition on payment or delay in payment of any amount payable by Issuing Bank to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;

(x)       Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;

(xi)      any foreign language translation provided to Issuing Bank in connection with any Letter of Credit;

(xii)    any foreign law or usage as it relates to Issuing Bank’s issuance of a Letter of Credit in support of a foreign guaranty including without limitation the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by Issuing Bank in connection therewith; or

(xiii)  the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f). If and to the extent that the obligations of Borrowers under this Section 2.11(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

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(g)   The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit. Borrowers’ aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Revolving Loans hereunder. Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of, and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.

(h)   Borrowers are responsible for the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrowers. Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Issuing Bank, and Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. If Borrowers request Issuing Bank to issue a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against Issuing Bank; (ii) Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among Issuing Bank and Borrowers. Borrowers will examine the copy of the Letter of Credit and any other documents sent by Issuing Bank in connection therewith and shall promptly notify Issuing Bank (not later than three (3) Business Days following Borrowers’ receipt of documents from Issuing Bank) of any non-compliance with Borrowers’ instructions and of any discrepancy in any document under any presentment or other irregularity. Borrowers understand and agree that Issuing Bank is not required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrowers do not at any time want the then current expiration date of such Letter of Credit to be extended, Borrowers will so notify Agent and Issuing Bank at least 30 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.

(i)     Borrowers’ reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i)         any lack of validity, enforceability or legal effect of any Letter of Credit, any Issuer Document, this Agreement, or any Loan Document, or any term or provision therein or herein;

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(ii)       payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii)     Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv)      Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v)       the existence of any claim, set-off, defense or other right that any Loan Party or any of its Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, Issuing Bank or any other Person;

(vi)      Issuing Bank or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at Issuing Bank’s counters or are different from the electronic presentation;

(vii)    any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or

(viii)  the fact that any Default or Event of Default shall have occurred and be continuing;

provided, that subject to Section 2.11(g) above, the foregoing shall not release Issuing Bank from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.

(j)     Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Bank’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:

(i)         honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)       honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

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(iii)     acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)      the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)       acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)      any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower;

(vii)    any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii)  assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)      payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)       acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)      honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii)    dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)  honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k)   Borrowers shall pay immediately upon demand to Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)): (i) a fronting fee which shall be imposed by Issuing Bank equal to 0.25% per annum times the average amount of the Letter of Credit Usage during the immediately preceding month, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

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(l)     If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i)         any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or any Loans or obligations to make Loans hereunder or hereby, or

(ii)       there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit, Loans, or obligations to make Loans hereunder,

and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Revolving Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m)  Each standby Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any Letter of Credit which extends beyond the Maturity Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five Business Days prior to the Maturity Date. Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five Business Days prior to the Maturity Date.

(n)   If (i) any Event of Default shall occur and be continuing, or (ii) Availability shall at any time be less than zero, then on the Business Day following the date when the Administrative Borrower receives notice from Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Revolving Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.11(n) upon such demand, Borrowers shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage. If Borrowers fail to provide Letter of Credit Collateralization as required by this Section 2.11(n), the Revolving Lenders may (and, upon direction of Agent, shall) advance, as Revolving Loans the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Letter of Credit Usage is cash collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 3 are satisfied).

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(o)   Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(p)   Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(q)   In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

(r)    The provisions of this Section 2.11 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(s)    At Borrowers’ costs and expense, Borrowers shall execute and deliver to Issuing Bank such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Issuing Bank to enable Issuing Bank to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce Issuing Banks’ rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Each Borrower irrevocably appoints Issuing Bank as its attorney-in-fact and authorizes Issuing Bank, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.

2.12          Special Provisions Applicable to Daily Three Month LIBOR.

(a)              The Daily Three Month LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs (other than Taxes which shall be governed by Section 16), in each case, due to changes in applicable law, including any Changes in Law and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the Daily Three Month LIBOR Rate. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender, require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such Daily Three Month LIBOR Rate and the method for determining the amount of such adjustment.

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(b)   In the event that (i) any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain Loans at the Daily Three Month LIBOR Rate, or to continue such funding or maintaining, or to determine or charge interest rates at the Daily Three Month LIBOR Rate, or (ii) any Lender determines that the interest rate hereunder based on the Daily Three Month LIBOR will not adequately and fairly reflect the cost to such Lender of maintaining or funding any Loans based upon Daily Three Month LIBOR, then, in either case, (x) such Lender shall give notice of such changed circumstances to Agent and Borrower, and Agent promptly shall transmit the notice to each other Lender, (y) such Loans of such Lender shall thereafter bear interest at a per annum rate equal to the Base Rate plus the Applicable Margin and (z) interest based on the Daily Three Month LIBOR shall not be available for Loans of such Lender until such Lender determines that interest based on such rate is again available.

(c)    Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the Daily Three Month LIBOR Rate.

2.13          Capital Requirements.

(a)    If, after the date hereof, Issuing Bank or any Lender determines that (i) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on Issuing Bank’s, such Lender’s, or such holding companies’ capital or liquidity as a consequence of Issuing Bank’s or such Lender’s commitments, Loans, participations or other obligations hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank’s, such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy or liquidity requirements and assuming the full utilization of such entity’s capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank’s or such Lender’s right to demand such compensation; provided, that Borrowers shall not be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further, that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)   If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(l) or Section 2.12 or amounts under Section 2.13(a) or sends a notice under Section 2.12 relative to changed circumstances (such Issuing Bank or Lender, an “Affected Lender”), then, at the request of Administrative Borrower, such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining Loan at the Daily Three Month LIBOR Rate, and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12 or Section 2.13(a), as applicable, or to enable Borrowers to obtain Loans based on the Daily Three Month LIBOR Rate, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12 or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l), Section 2.12 or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain Loans at the Daily Three Month LIBOR Rate, may designate a different Issuing Bank or substitute a Lender or prospective Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement.

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(c)    Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l), 2.12, and 2.13 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.14          [Reserved]

2.15          Joint and Several Liability of Borrowers.

(a)    Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)   Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.

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(c)    If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.

(d)   The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(d)) or any other circumstances whatsoever.

(e)    Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any Revolving Loans, or any Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in any member of the Lender Group’s or any Bank Product Provider’s power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any member of the Lender Group or any Bank Product Provider, any defense (legal or equitable), set-off, counterclaim, or claim which each Borrower may now or at any time hereafter have against any other Borrower or any other party liable to any member of the Lender Group or any Bank Product Provider, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group or any Bank Product Provider including any defense based upon an impairment or elimination of such Borrower’s rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower. Without limiting the generality of the foregoing, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender. Each of the Borrowers waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of the Borrowers. Each of the Borrowers waives any defense based on or arising out of any defense of any Borrower or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Obligations to the extent of such payment. Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by Agent by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Agent, any other member of the Lender Group, or any Bank Product Provider may have against any Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Borrowers hereunder except to the extent the Obligations have been paid.

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(f)    Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)   The provisions of this Section 2.15 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(h)   Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.15, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent, any other member of the Lender Group, or any Bank Product Provider against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent, for the benefit of the Lender Group and the Bank Product Provider, and shall forthwith be paid to Agent to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Agreement, no Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the “Foreclosed Borrower”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.

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(i)     Each of the Borrowers hereby acknowledges and affirms that it understands that to the extent the Obligations are secured by Real Property located in California, the Borrowers shall be liable for the full amount of the liability hereunder notwithstanding the foreclosure on such Real Property by trustee sale or any other reason impairing such Borrower’s right to proceed against any other Loan Party. In accordance with Section 2856 of the California Civil Code or any similar laws of any other applicable jurisdiction, each of the Borrowers hereby waives until such time as the Obligations have been paid in full:

(i)         all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to the Borrowers by reason of Sections 2787 to 2855, inclusive, 2899, and 3433 of the California Civil Code or any similar laws of any other applicable jurisdiction;

(ii)       all rights and defenses that the Borrowers may have because the Obligations are secured by Real Property located in California, meaning, among other things, that: (A) Agent, the other members of the Lender Group, and the Bank Product Provider may collect from the Borrowers without first foreclosing on any real or personal property collateral pledged by any Loan Party, and (B) if Agent, on behalf of the Lender Group, forecloses on any Real Property Collateral pledged by any Loan Party, (1) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Lender Group may collect from the Loan Parties even if, by foreclosing on the Real Property Collateral, Agent or the other members of the Lender Group have destroyed or impaired any right the Borrowers may have to collect from any other Loan Party, it being understood that this is an unconditional and irrevocable waiver of any rights and defenses the Borrowers may have because the Obligations are secured by Real Property (including, without limitation, any rights or defenses based upon Sections 580a, 580d, or 726 of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction); and

(iii)     all rights and defenses arising out of an election of remedies by Agent, the other members of the Lender Group, and the Bank Product Provider, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Obligations, has destroyed the Borrowers’ rights of subrogation and reimbursement against any other Loan Party by the operation of Section 580d of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction or otherwise.

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2.16          [Reserved]

3.                CONDITIONS; TERM OF AGREEMENT.

3.1             Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make the initial extensions of credit provided for hereunder as of the Closing Date is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 to this Agreement (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2             Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a)    the representations and warranties of each Loan Party or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

(b)   no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.3             Maturity. The Commitments shall continue in full force and effect for a term ending on the Maturity Date (unless terminated earlier in accordance with the terms hereof).

3.4             Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations (other than Hedge Obligations) immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations (other than Hedge Obligations) in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full. When all of the Obligations have been paid in full, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.5             Early Termination by Borrowers. Borrowers have the option, at any time upon ten Business Days prior written notice to Agent, to repay all of the Obligations in full and terminate the Commitments. The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).

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4.                REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1             Due Organization and Qualification; Subsidiaries.

(a)    Each Loan Party and each of its Subsidiaries and Parent (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted (except, with respect to Parent, where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect), to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)   Set forth on Schedule 4.1(b) to this Agreement (as such Schedule may be updated from time to time at the request of Agent) is a complete and accurate description of the authorized Equity Interests of each Loan Party and of Parent, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding (with respect to Parent, only to the extent 25% of any such Equity Interests are owned by a single Person, or such lower percentage as may be required for Agent or and Lender to comply with any legal or regulatory requirements to which it is subject).

(c)    Set forth on Schedule 4.1(c) to this Agreement (as such Schedule may be updated from time to time at the request of Agent), is a complete and accurate list of Parent and each Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent and each Loan Party. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)   Except as set forth on Schedule 4.1(d) to this Agreement, or in any public filings with the U.S. Securities and Exchange Commission with respect to Parent, there are no subscriptions, options, warrants, or calls relating to any shares of Parent any Loan Party’s or any of their respective Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. Neither Parent nor any Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests, except, with respect to Parent, as reported in any public filings with the U.S. Securities and Exchange Commission.

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4.2             Due Authorization; No Conflict.

(a)    As to Parent and each Loan Party, the execution, delivery, and performance by such Parent or Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Parent or Loan Party.

(b)   As to Parent and each Loan Party, the execution, delivery, and performance by such Parent or Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to Parent, any Loan Party or its Subsidiaries, the Governing Documents of Parent, any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on Parent, any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of Parent, any Loan Party or its Subsidiaries (and Parent as of the Closing Date) where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of Parent or a Loan Party, or any approval or consent of any Person under any material agreement of any Loan Party (and Parent as of the Closing Date), other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3             Governmental Consents. The execution, delivery, and performance by Parent and each Loan Party of the Loan Documents to which such Person is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

4.4             Binding Obligations; Perfected Liens.

(a)    Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto (and by Parent to the extent party thereto and to the extent applicable thereto) and is the legally valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b)   Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of the Guaranty and Security Agreement, are required to be perfected), and (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 7(k)(iv) of the Guaranty and Security Agreement, and subject only to the filing of financing statements and the recordation of the Mortgages, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases.

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4.5             Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a)  good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

4.6             Litigation. There are no actions, suits, or proceedings pending or, to the knowledge of any Borrower, after due inquiry, threatened in writing against Parent, a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

4.7             Compliance with Laws. Neither Parent, nor any Loan Party, nor any subsidiary of any Loan Party (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8             No Material Adverse Effect. As of the Closing Date, all historical financial statements relating to Parent, the the Loan Parties and their Subsidiaries (and Parent) that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP in all material respects (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Parent’s and Loan Parties’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2016 through the Closing Date, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect.

4.9             Solvency.

(a)    Each Loan Party and Parent is Solvent (with respect to Parent only, on a consolidated basis with its Subsidiaries).

(b)   No transfer of property is being made by any Loan Party or Parent, and no obligation is being incurred by any Loan Party or Parent, in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party or Parent.

4.10          Employee Benefits.

(a)    Except as set forth on Schedule 4.10, no Loan Party or any of its Subsidiaries, nor any of their ERISA Affiliates, sponsors, maintains or contributes to (i) any Pension Plan or (ii) any Multiemployer Plan that is intended to qualify as such under Section 401(a) of the IRC.

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(b)   Each Loan Party has complied in all material respects with ERISA, the IRC and all applicable laws regarding each Employee Benefit Plan other than any such instances of non-compliance that are not reasonably expected to result in an Event of Default under Section 8.12 below.

(c)    Each Employee Benefit Plan is, and has been, administered and operated in all material respects in substantial compliance with ERISA, the IRC, all applicable laws and the terms of each such Employee Benefit Plan other than any such instances of non-compliance that are not reasonably expected to result in an Event of Default under Section 8.12 below.

(d)   Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on an opinion letter provided under a volume submitter or prototype plan program. To the best knowledge of each Loan Party and each of its Subsidiaries after due inquiry, nothing has occurred which would prevent, or cause the loss of, such qualification of any such Employee Benefit Plan.

(e)    No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or any of its Subsidiaries has been incurred or is reasonably expected to be incurred by any Loan Party or any of its Subsidiaries with respect to any Pension Plan that is reasonably expected to result in an Event of Default under Section 8.12 below.

(f)    No Notification Event exists that could reasonably be expected to result in an Event of Default under Section 8.12 below.

(g)   No Loan Party or ERISA Affiliate has provided any security under Section 436 of the IRC that could reasonably be expected to result in an Event of Default under Section 8.12 below.

(h)   No Loan Party or any of its Subsidiaries has incurred or is reasonably expected to incur any liability as the result of any ERISA Affiliate that could reasonably be expected to result in an Event of Default under Section 8.12 below.

4.11          Environmental Condition. Except as set forth on Schedule 4.11 to this Agreement, (a) to each Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or to Borrower’s knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Borrower’s knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability, in each case, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.12          Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the industry of any Loan Party or its Subsidiaries) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the industry of any Loan Party or its Subsidiaries) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

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4.13          Patriot Act. To the extent applicable, Parent and each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”).

4.14          [Reserved]

4.15          Payment of Taxes. Except as otherwise permitted under Section 5.5, all Tax returns and reports of Parent, and of each Loan Party and its Subsidiaries, required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable and all other Taxes upon Parent, upon a Loan Party or its Subsidiaries, or upon their respective assets, income, businesses and franchises, that are due and payable have been paid when due and payable (except, with respect to Parent, to the extent that it could not reasonably be expected to result in in a Material Adverse Effect). Each of Parent and each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all Taxes not yet due and payable. No Borrower knows of any proposed Tax assessment against Parent, a Loan Party or any of its Subsidiaries that either has not been consented to by Borrower or Subsidiary or is not subject to a Permitted Protest.

4.16          Margin Stock. Neither Parent nor any Loan Party nor any Subsidiaries of any Loan Party owns any Margin Stock or is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors. Neither Parent nor any Loan Party nor any Subsidiaries of any Loan Party expects to acquire any Margin Stock.

4.17          Governmental Regulation. Neither Parent nor any Loan Party no any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur the Obligations as applicable to it or which may otherwise render all or any portion of the Obligations unenforceable. Neither Parent nor any Loan Party nor Subsidiaries of any Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18          OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Neither Parent nor any of its Subsidiaries is in violation of any Sanctions. Neither Parent nor any of its Subsidiaries nor, to the knowledge of each Loan Party, any director, officer, employee or Affiliate of Parent or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Parent and its Subsidiaries have collectively implemented and maintains in effect policies reasonably designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Parent and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee and Affiliate of Parent and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made nor any Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by Parent, any of its Subsidiaries or any of its or their respective Affiliates.

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4.19          Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against any Loan Party or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of any Borrower, after due inquiry, no union representation question existing with respect to the employees of any Loan Party or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or its Subsidiaries. None of any Loan Party or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrowers, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20          [Reserved]

4.21          Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

4.22          Eligible Accounts. As to each Account that is identified by Borrowers as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of a Borrower’s business, (b) owed to a Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

4.23          Eligible Inventory. As to each item of Inventory that is identified by Borrowers as Eligible Finished Goods Inventory, or Eligible In-Transit Inventory, in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Inventory (in the case of Eligible In-Transit Inventory, after giving effect to any exclusions therefrom specified in the definition of Eligible In-Transit Inventory).

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4.24          Location of Inventory . Other than de minimus amounts of Inventory in the ordinary course of operations, the Inventory of Borrowers and their Subsidiaries is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 4.25 to this Agreement (as such Schedule may be updated pursuant to Section 5.14).

4.25          Inventory Records. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof in all material respects.

4.26          Hedge Agreements. On each date that any Hedge Agreement is executed by any Hedge Provider, Borrower and each other Loan Party satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.

4.27          Material Contracts. Schedule 4.29 to this Agreement sets forth all Material Contracts to which any Borrower is a party or is bound as of the date hereof. Borrowers have delivered or otherwise made available true, correct and complete copies of such Material Contracts to Agent on or before the date hereof. Borrowers are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

5.                AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until the termination of all of the Commitments and payment in full of the Obligations:

5.1             Financial Statements, Reports, Certificates. Borrowers (a) will deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 to this Agreement no later than the times specified therein, (b) agree that neither Parent nor any Loan Party or any Subsidiary of a Loan Party will have a fiscal year different from that of Administrative Borrower, (c) agree to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party and Parent to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to and with the consent of Agent in its Permitted Discretion.

5.2             Reporting. Borrowers (a) will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth on Schedule 5.2 to this Agreement at the times specified therein, and (b) agree to use commercially reasonable efforts in cooperation with any reasonable request of Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

5.3             Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

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5.4             Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted (and except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect).

5.5             Taxes. Each Loan Party will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all Taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, other than to the extent that the validity of such Tax is the subject of a Permitted Protest.

5.6             Insurance. Each Loan Party will, and will cause each of its Subsidiaries to, at Borrowers’ expense, maintain insurance respecting each of each Loan Party’s and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Agent and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrowers in effect as of the Closing Date are acceptable to Agent). All property insurance policies are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard lender’s loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the lender’s loss payable and additional insured endorsements in favor of Agent and shall provide for not less than thirty days (ten days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If any Loan Party or its Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrowers shall give Agent prompt notice of any loss exceeding $1,000,000.00 covered by the casualty or business interruption insurance of any Loan Party or its Subsidiaries. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7             Inspection.

(a)    Each Loan Party will, and will cause each of its Subsidiaries and Parent to, permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided, that an authorized representative of a Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrowers and during regular business hours, at Borrowers’ expense in accordance with the provisions of the Fee Letter, subject to the limitations set forth below in Section 5.7(c).

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(b)   Each Loan Party will, and will cause each of its Subsidiaries and Parent to, permit Agent and each of its duly authorized representatives or agents to conduct field examinations, appraisals or valuations at such reasonable times and intervals as Agent may designate, at Borrowers’ expense in accordance with the provisions of the Fee Letter, subject to the limitations set forth below in Section 5.7(c).

(c)    So long as no Default or Event of Default has occurred and is continuing, Borrowers shall not be obligated to pay Agent for out-of-pocket expenses and costs incurred by Agent in connection with more than three (3) such field examinations in any twelve (12) month period following the date hereof. In addition, Agent may, at its election and at Borrower’ expense, no more than one (1) time in any twelve (12) month period (or two (2) times during any 12 month period (x) with respect to any Inventory subject to a Borrower Requested Appraisal (as defined below) or (y) if Excess Availability is at any time during such 12 month period less than 50% of the Maximum Revolver Amount), conduct appraisals as to the Inventory, which appraisals shall be Acceptable Appraisals, provided, that, (i) if an Event of Default has occurred and is continuing, Agent may conduct, at Borrowers’ expense, such additional appraisals as to the Inventory without limitation, as determined by Agent and (ii) at the request of Borrower made no more than one (1) time in any 12 month period, Agent shall conduct, at the expense of Borrower, an appraisal of Inventory selected by Borrower for appraisal (any such appraisal under this clause (ii) referred to herein as a “Borrower Requested Appraisal”);

5.8             Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries and Parent to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9             Environmental. Each Loan Party will, and will cause each of its Subsidiaries and Parent (with respect to Parent only, to the extent its failure to do so could reasonably be expected to result in a Material Adverse Effect) to,

(a)    Keep any property either owned or operated by any Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)   Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(c)    Promptly notify Agent of any release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d)   Promptly, but in any event within ten (10) Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of a Loan Party or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority to the extent any such violation, citation or other administrative order could result in a Material Adverse Effect.

5.10          Disclosure Updates. Each Loan Party will, promptly and in no event later than ten (10) Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

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5.11          Formation of Subsidiaries. Each Loan Party will, at the time that any Loan Party forms any direct or indirect Subsidiary, acquires any direct or indirect Subsidiary after the Closing Date, within ten days of such event (or such later date as permitted by Agent in its sole discretion) (a) cause such new Subsidiary (i) if Administrative Borrower requests, subject to the consent of Agent, that such Domestic Subsidiary be joined as a Borrower hereunder, to provide to Agent a Joinder to this Agreement, and (ii) to provide to Agent a joinder to the Guaranty and Security Agreement, in each case, together with such other security agreements, as well as appropriate financing statements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided, that the Joinder, the joinder to the Guaranty and Security Agreement, and such other security agreements shall not be required to be provided to Agent with respect to any Subsidiary of any Loan Party that is a CFC if providing such agreements would result in adverse tax consequences or the costs to the Loan Parties of providing such guaranty or such security agreements are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security or guarantee afforded thereby, (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent; provided, that only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of a Loan Party that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) provide to Agent all other documentation, including the Governing Documents of such Subsidiary and one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance, flood certification documentation or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

5.12          Further Assurances. Each Loan Party will, and will cause each of the other Loan Parties (and, with respect to clause (ii) hereof only, Parent) to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to (i) create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of each of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal) (other than any assets expressly excluded from the Collateral (as defined in the Guaranty and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement), and (ii) in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided, that the foregoing shall not apply to any Subsidiary of a Loan Party that is a CFC if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security afforded thereby. To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party or Parent refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time not to exceed ten (10) Business Days following the written request of Agent to do so, each Borrower and each other Loan Party and Parent hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party and Parent shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations, to the extent guaranteed by the Guarantors, continue to be so guaranteed.

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5.13          [Reserved].

5.14          Location of Inventory; Chief Executive Office. Each Loan Party will, and will cause each of its Subsidiaries to, keep (a) except while in transit in the ordinary course of business, and a deminimis amount of Inventory that is not Eligible Inventory, all Inventory only at the locations identified on Schedule 4.25 to this Agreement (provided that Borrowers may amend Schedule 4.25 to this Agreement so long as such amendment occurs by written notice to Agent not less than ten (10) days prior to the date on which such Inventory is moved to such new location and so long as Agent has consented to such amendment and such new location is within the continental United States), and (b) their respective chief executive offices only at the locations identified on Schedule 7 to the Guaranty and Security Agreement. Each Loan Party will, and will cause each of its Subsidiaries to, use their commercially reasonable efforts to obtain (i) Collateral Access Agreements for each of the locations at which Eligible Inventory is located, and (ii) ratification of all Collateral Access Agreements delivered to Agent’s predecessor agent, Wells Fargo Capital Finance, LLC, under the Existing Loan Agreement.

5.15          OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause Parent and each of its Subsidiaries to, comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties shall implement and maintain, and cause Parent and its Subsidiaries to collectively implement and maintain, in effect policies and procedures designed to ensure compliance by the Parent and its Subsidiaries and their respective directors, officers, employees and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties shall, and shall cause their respective Subsidiaries and Parent and its Subsidiaries, to comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

5.16          Compliance with ERISA and the IRC.. In addition to and without limiting the generality of Section 5.8, each Loan Party shall, and shall cause its Subsidiaries and Parent to, except for instances that are not reasonably expected to result in an Event of Default under Section 8.12 below, (a) comply in all material respects with the applicable provisions of ERISA and the IRC with respect to all Employee Benefit Plans, (b) without the prior written consent of Agent and the Required Lenders, not take any action or fail to take action the result of which could result in a Loan Party or ERISA Affiliate incurring liability to the PBGC with respect to any Pension Plan or to a Multiemployer Plan (other than for contributions, claims for benefits or premiums payable in the ordinary course), (c) not participate in any prohibited transaction that could result in other than a de minimis civil penalty, excise tax, fiduciary liability or correction obligation under ERISA or the IRC, (d) operate each Employee Benefit Plan in such a manner that will not incur any material tax liability under the IRC (including Section 4980B of the IRC) (other than for contributions, claims for benefits or premiums payable in the ordinary course, and (e) furnish to Agent upon Agent’s written request such additional information about any Employee Benefit Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability other than for contributions, claims for benefits or premiums payable in the ordinary course. With respect to each Pension Plan (other than a Multiemployer Plan), except as could not reasonably be expected to result in an Event of Default under Section 8.12 below, the Loan Parties and ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

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6.                NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations:

6.1             Indebtedness. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2             Liens. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3             Restrictions on Fundamental Changes. Each Loan Party will not, and will not permit any of its Subsidiaries or Parent to,

(a)    Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties; provided, that a Borrower must be the surviving entity of any such merger to which it is a party and no merger may occur between Parent and any Borrower, (ii) any merger between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of any Loan Party that are not Loan Parties (and, with respect to Parent only, to the extent any of the foregoing could reasonably be expected to result in a Material Adverse Effect),

(b)   liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of any Loan Party with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than any Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, (iii) the liquidation or dissolution of a Subsidiary of any Loan Party that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Loan Party that is not liquidating or dissolving, or (iv) the liquidation, winding up, or dissolution of any Subsidiary of Parent, only to the extent it could reasonably be expected to result in a Material Adverse Effect,

(c)    suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4 (and, with respect to Parent only, to the extent it could reasonably be expected to result in a Material Adverse Effect), or

(d)   change its classification/status for U.S. federal income tax purposes (and, with respect to Parent only, to the extent it could reasonably be expected to result in a Material Adverse Effect).

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6.4             Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, each Loan Party will not, and will not permit any of its Subsidiaries to, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its or their assets.

6.5             Nature of Business. Each Loan Party will not, and will not permit any of its Subsidiaries to, make any change in the fundamental nature of its or their business as described in Schedule 6.5 to this Agreement or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent any Loan Party and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.6             Prepayments and Amendments. Each Loan Party will not, and will not permit any of its Subsidiaries to,

(a)    Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i) optionally prepay, redeem, defease, purchase, or otherwise acquire (A) any Subordinated Indebtedness of any Loan Party or its Subsidiaries, or (B) any Indebtedness of any Loan Party or its Subsidiaries that is secured by a Lien on the Collateral that is junior to the Agent’s Liens, or

(i)         make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

(b)   Directly or indirectly, amend, modify, or change in any material respect any of the terms or provisions of:

(i)         any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Hedge Obligations, (C) Permitted Intercompany Advances, and (D) Indebtedness permitted under clauses (c), (h), (j) and (k) of the definition of Permitted Indebtedness, or

(ii)       the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

6.7             Restricted Payments. Each Loan Party will not, and will not permit any of its Subsidiaries to, make any Restricted Payment; provided, that so long as it is permitted by law:

(a)    so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Borrowers may make distributions to former employees, officers, or directors of Borrowers (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Borrowers held by such Persons; provided, that the aggregate amount of such redemptions made by such Borrower during the term of this Agreement plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed $50,000 in the aggregate in any calendar year,

(b)   so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Borrowers may make distributions to former employees, officers, or directors of such Borrower (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Borrowers on account of repurchases of the Equity Interests of Borrowers held by such Persons; provided, that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of such Borrower,

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(c)    [reserved],

(d)   so long as Kinergy is treated as a limited liability company for federal income tax purposes, Kinergy may distribute to the Parent, to the extent actually payable by Parent to the applicable taxing authority, with respect to each taxable year an aggregate amount equal to the product of (i) the maximum combined federal and state income tax rate applicable to corporations (or individuals, if higher) doing business in the state to which the Parent allocates at least ten (10%) percent of its taxable income and which has the highest such rate (or the state in which the Parent allocates more income than any other state, if it doesn’t allocate at least ten percent (10%) of its taxable income to any state) times (ii) the excess of the taxable income of the Parent for such taxable year over the taxable losses of the Parent for all prior taxable years that have not previously been used to reduce taxable income pursuant to this clause (d), or

(e)    a Loan Party may make other Restricted Payments that satisfy the Additional Payment Conditions.

6.8             Accounting Methods. Each Loan Party will not, and will not permit any of its Subsidiaries or Parent to modify or change its fiscal year (other than as may be required to conform to GAAP) or its method of accounting from GAAP-based accounting.

6.9             Investments. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10          Transactions with Affiliates. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of any Loan Party or any of its Subsidiaries except for:

(a)    [reserved],

(b)   [reserved],

(c)    the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of a Loan Party or one of its Subsidiaries in the ordinary course of business and consistent with industry practice so long as it has been approved by such Loan Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law,

(d)   (i) transactions solely among the Loan Parties and (ii)  transactions solely among Subsidiaries of Loan Parties that are not Loan Parties,

(e)    transactions permitted by Section 6.3, Section 6.7, or Section 6.9,

(f)    quarterly payments of Management Fees (i) by Kinergy to Parent for those services provided by Parent to Kinergy pursuant to the Affiliate Company Agreement as in effect on the date hereof in an amount not to exceed $1,500,000 per fiscal quarter and (ii) by Pacific Ag to Parent for those services provided by Parent to Pacific Ag pursuant to the Affiliate Company Agreement as in effect on the date hereof in an amount not to exceed $500,000 per fiscal quarter,

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(g)   [reserved],

(h)   agreements for the non-exclusive licensing of intellectual property, or distribution of products, in each case, among the Loan Parties and their Subsidiaries for the purpose of the counterparty thereof operating its business, and agreements for the assignment of intellectual property from any Loan Party or any of its Subsidiaries to any Loan Party, or

(i)     transactions to purchase, acquire or lease any property from, or sell, transfer, lease or provide any property, goods or services to any Affiliate of a Borrower (including Parent) in the ordinary course of such Borrower’s business upon fair and reasonable terms no less favorable to such Borrower than such Borrower would obtain in a comparable arm's length transaction with an unaffiliated person.

6.11          Use of Proceeds. Each Loan Party will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility, and (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Flow of Funds Agreement, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes; provided that (x) no part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (y) no part of the proceeds of any Loan or Letter of Credit will be used, directly or to Borrowers’ knowledge, indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (z) that no part of the proceeds of any Loan or Letter of Credit will be used, directly or to Borrowers’ knowledge, indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

6.12          Limitation on Issuance of Equity Interests. Except for the issuance or sale of Qualified Equity Interests by Parent with respect to Pacific Ag or by Kinergy with respect to Pacific Ag, each Loan Party will not, and will not permit any of its Subsidiaries issue or sell any of its Equity Interests and each Loan Party will not permit Parent issue or sell any of its Equity Interests in and to Kinergy.

6.13          Inventory with Bailees. Each Borrower will not, and will not permit any of its Subsidiaries to, store its Inventory at any time with a bailee, warehouseman, or similar party except as set forth on Schedule 4.25 (as such Schedule may be amended in accordance with Section 5.14).

6.14          [Reserved]

6.15          [Reserved].

6.16          Employee Benefits. Each Loan Party will not:

(a)    Terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Pension Plan, which could reasonably be expected to result in any liability of any Loan Party or ERISA Affiliate to the PBGC that could be reasonably expected to result in an Event of Default under Section 8.12 below.

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(b)   Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Pension Plan, agreement relating thereto or applicable Law, any Loan Party or ERISA Affiliate is required to pay if such failure could reasonably be expected to result in an Event of Default under Section 8.12 below.

(c)    Permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Pension Plan which could be reasonably expected to result in an Event of Default under Section 8.12 below.

(d)   Contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan not set forth on Schedule 4.10 that could be reasonably expected to result in an Event of Default under Section 8.12 below.

(e)    Amend, or permit any ERISA Affiliate to amend, a Pension Plan resulting in a material increase in current liability such that a Loan Party or ERISA Affiliate is required to provide security to such Plan under the IRC that could be reasonably expected to result in an Event of Default under Section 8.12 below.

7.                FINANCIAL COVENANTS.

Each Borrower covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations, Borrowers will maintain a Fixed Charge Coverage Ratio of not less than 2:0 to 1.00, calculated as of the last day of each fiscal month of Borrowers for the 12 month period then ended; provided, that, the foregoing financial covenant shall not apply to any month for which the Excess Availability was at all times during such month, and at all times during each of the two (2) prior months, greater than twenty percent (20%) of the Maximum Revolver Amount; provided, further, that the foregoing test metric shall be based on Liquidity and not Excess Availability during any consecutive five (5) Business Day period that includes the last Business Day of a fiscal quarter (not to exceed five (5) total Business Days for any quarter end).

8.                EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1             Payments. If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of three Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;

8.2             Covenants.

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(a)    If any Loan Party or any of its Subsidiaries fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.2, 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit any Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers’ affairs, finances, and accounts with officers and employees of any Borrower), 5.10, 5.11, 5.13, or 5.14 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the Guaranty and Security Agreement;

(b)   If any Loan Party or any of its Subsidiaries, or, as applicable, Parent, fails to perform or observe any covenant or other agreement contained in any of Sections 5.3, 5.4, 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of fifteen (15) days after the earlier of (i) the date on which such failure shall first become known to any executive officer of any Borrower, or (ii) the date on which written notice thereof is given to Borrowers by Agent; or

(c)    If any Loan Party or any of its Subsidiaries fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of thirty days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower, or (ii) the date on which written notice thereof is given to Borrowers by Agent;

8.3             Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $250,000 or more (except to the extent any such excess amount is fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against Parent, a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of thirty consecutive days at any time after the entry of any such judgment, order, or award during which (i) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (ii) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award (and, for each of the foregoing with respect to Parent only, could reasonably be expected to result in a Material Adverse Effect);

8.4             Voluntary Bankruptcy, etc. If an Insolvency Proceeding of Parent, any Loan Party, or any Subsidiary of any Loan Party, is commenced by Parent, by a Loan Party, or by any Subsidiaries of any Loan Party;

8.5             Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against Parent, against a Loan Party, or against any Subsidiaries of any Loan Party, and, in each instance, any of the following events occur: (a) such Parent, such Loan Party, or such Subsidiary, consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Parent, or such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6             Default Under Other Agreements. If there is (a) a default in one or more agreements to which a Loan Party or any of its Subsidiaries, or Parent, is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’, or Parent’s, Indebtedness involving an aggregate amount of $1,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s, or Parent’s, obligations thereunder, or (b) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries, or Parent, is a party involving an aggregate amount of $1,000,000 or more, or (c) default under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto (and, for each of the foregoing with respect to Parent only, could reasonably be expected to result in a Material Adverse Effect);

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8.7             Representations, etc. If any warranty, representation, certificate or record made herein or in any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8             Guaranty. (a) Any default (after expiration of all applicable notice and cure periods therein) by any Guarantor under any Guaranty and Security Agreement or (b) if the obligations of any Guarantor under any Guaranty and Security Agreement is limited in any respect or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement) or (c) if any Guarantor repudiates or revokes or purports to repudiate or revoke any such guaranty;

8.9             Security Documents. As to any Loan Party, if the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, (except to the extent of Permitted Liens which are non-consensual Permitted Liens1, permitted purchase money Liens or the interests of lessors under Capital Leases) first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, or (b) otherwise with respect to such Collateral, having an aggregate value of no greater than $250,000;

8.10          Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by Parent, by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over Parent, or any Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or Parent or any Loan Party or its Subsidiaries shall deny that such Parent, or such Loan Party or its Subsidiaries, has any liability or obligation purported to be created under any Loan Document; or

8.11          Change of Control. A Change of Control shall occur, whether directly or indirectly; or

8.12          ERISA. The occurrence of any of the following events: (a) any Loan Party or ERISA Affiliate fails to make full payment when due of all amounts which any Loan Party or ERISA Affiliate is required to pay as contributions, installments, or otherwise to or with respect to a Pension Plan or Multiemployer Plan (including the failure to make any Withdrawal Liability payment when due), and such failure could reasonably be expected to result in liability in excess of $250,000, (b) an accumulated funding deficiency or funding shortfall in excess of $10,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, individually or in the aggregate, (c) a Notification Event, which could reasonably be expected to result in liability in excess of $250,000, either individually or in the aggregate, or (d) any Loan Party or ERISA Affiliate completely or partially withdraws from one or more Multiemployer Plans and incurs Withdrawal Liability in excess of $250,000 in the aggregate; or

_______________

1 Note – Troutman Sanders’s request to add carve-out for non-delinquent taxes and assessments and any taxes and assessments subject to a Permitted Protest appears to already be covered by this footnoted exception.

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8.13          Material Adverse Effect. There shall have occurred a Material Adverse Effect as to any Loan Party or Parent.

9.                RIGHTS AND REMEDIES.

9.1             Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)    by written notice to Borrowers, (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and (ii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b)   by written notice to Borrowers, declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Bank to issue Letters of Credit; and

(c)    exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agree that they will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrowers’ or their Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrowers.

9.2             Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Default or Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

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9.3             Reserved.

10.             WAIVERS; INDEMNIFICATION.

10.1          Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.

10.2          The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Loan Parties.

10.3          Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, the Issuing Bank, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided, that Borrowers shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of the Loan Parties’ and their Subsidiaries’ compliance (and to the extent expressly applicable to Parent, Parent’s, compliance) with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders unless the dispute involves an act or omission of a Loan Party) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any claims for Taxes, which shall be governed by Section 16, other than Taxes which relate to primarily non-Tax claims), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

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11.             NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Loan Party or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Loan Party:	c/o Administrative Borrower
400 Capital Mall, Suite 2060
Sacramento, California 95814
Attn: General Counsel

with copies to:	Troutman Sanders
5 Park Plaza, Suite 1400
Irvine, California 92614
Attn: Martin Taylor, Esq.

If to Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION
2450 Colorado Avenue, Suite 3000W, 4th Floor
Santa Monica, CA 90404
Attn: Loan Portfolio Manager

with copies to:	Otterbourg, P.C.
230 Park Avenue
New York, NY 10169
Attn: Jim M. Cretella, Esq.

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

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12.             CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a)   THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

(b)   THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF PARENT AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PARENT AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)   EACH OF PARENT AND EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES AND THE STATE OF CALIFORNIA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

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(e)    NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, THE SWING LENDER, ANY OTHER LENDER, ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(f)    IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (C) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i)         WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii)       THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

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(iii)     UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN TEN DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv)      EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER; PROVIDED, THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v)       THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi)      THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(vii)    THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

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13.             ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1          Assignments and Participations.

(a)    Assignments Generally

(i)         Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A)  Borrowers; provided, that no consent of Borrowers shall be required (1) if a Default or Event of Default has occurred and is continuing, (2) in connection with the primary syndication of the Commitments and the Obligations by Wells Fargo provided that Wells Fargo shall consult with Borrowers in connection with such primary syndication (it being understood that in no event shall Wells Fargo be required to obtain Borrowers’ consent with respect to any assignment made in connection with such primary syndication to an Eligible Transferee) or (3) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided further, that Borrowers shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within five (5) Business Days after having received notice thereof; and

(B)  Agent, Swing Lender, and Issuing Bank.

(ii)       Assignments shall be subject to the following additional conditions:

(A)  no assignment may be made (i) so long as no Event of Default has occurred and is continuing, to a Disqualified Institution or (ii) to a natural person,

(B)  no assignment may be made to a Loan Party or an Affiliate of a Loan Party,

(C)  the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender, or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),

(D)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(E)   the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,

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(F)   unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, and

(G)  the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

(b)   From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)   Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

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(e)    Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)    In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.

(g)   Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)   Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Term Loan (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Revolving Loan to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Revolving Loan to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.

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(i)     In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(j)     Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.

13.2          Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14.             AMENDMENTS; WAIVERS.

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14.1          Amendments and Waivers.

(a)    No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent with respect to any departure by any Borrower (and to the extent expressly applicable to Parent, by Parent) therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)         increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),

(ii)       postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii)     reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv)      amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)       as to those Lenders in place as of the Closing Date, amend, modify, or eliminate Section 3.1,

(vi)      amend, modify, or eliminate Section 15.11,

(vii)    other than as permitted by Section 15.11, release or contractually subordinated Agent’s Lien in and to any of the Collateral,

(viii)  amend, modify, or eliminate the definitions of “Required Lenders”, or “Pro Rata Share”,

(ix)      other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(x)       amend, modify, or eliminate any of the provisions of Section 2.4(b)(i), (ii) or (iii), or

(xi)      amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Loan Parties, or Affiliates of a Loan Party;

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(b)   No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i)         the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders),

(ii)       any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders;

(c)    No amendment, waiver, modification, elimination, or consent shall amend, without written consent of Agent, Borrowers and the Required Lenders, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Cash, Eligible Finished Goods Inventory, Eligible In-Transit Inventory, and Eligible Inventory) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount, or change Section 2.1(c);

(d)   No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank, or any other rights or duties of Issuing Bank under this Agreement or the other Loan Documents, without the written consent of Issuing Bank, Agent, Borrowers, and the Required Lenders;

(e)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders; and

(f)    Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender.

14.2          Replacement of Certain Lenders.

(a)    If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least five Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

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(b)   Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit. If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.

14.3          No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.             AGENT; THE LENDER GROUP.

15.1          Appointment and Authorization of Agent. Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Provider) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interests and Liens upon Collateral pursuant to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Loan Party or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

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15.2          Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3          Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Provider) for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Provider) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or its Subsidiaries. No Agent-Related Person shall have any liability to any Lender, and Loan Party or any of their respective Affiliates if any request for a Loan, Letter of Credit or other extension of credit was not authorized by the applicable Borrower. Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law or regulation.

15.4          Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Provider) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Provider).

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15.5          Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6          Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

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15.7          Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Provider). In the event Agent is not reimbursed for such costs and expenses by the Loan Parties and their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8          Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Provider), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.

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15.9          Successor Agent. Agent may resign as Agent upon 30 days (ten days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers or a Default or Event of Default has occurred and is continuing) and without any notice to the Bank Product Provider. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Provider). If, at the time that Agent’s resignation is effective, it is acting as Issuing Bank or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10       Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Provider). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11       Collateral Matters.

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(a)    The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Loan Parties and their Subsidiaries of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party or any of its Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to a Loan Party or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Provider shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Provider whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Provider (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration; provided, that Bank Product Obligations not entitled to the application set forth in Section 2.4(b)(iii)(J) shall not be entitled to be, and shall not be, credit bid, or used in the calculation of the ratable interest of the Lenders and Bank Product Provider in the Obligations which are credit bid. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Provider), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Provider). Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Provider will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate (by contract or otherwise) any Lien granted to or held by Agent on any property under any Loan Document (a) to the holder of any Permitted Lien on such property if such Permitted Lien secures purchase money Indebtedness (including Capitalized Lease Obligations) which constitute Permitted Indebtedness and (b) to the extent Agent has the authority under this Section 15.11 to release its Lien on such property.

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(b)   Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Provider) (i) to verify or assure that the Collateral exists or is owned by a Loan Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

15.12       Restrictions on Actions by Lenders; Sharing of Payments.

(a)    Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or its Subsidiaries or any deposit accounts of any Loan Party or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)   If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13       Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

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15.14       Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Provider) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15       Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16       Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a)    is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Loan Party or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)   expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding the Loan Parties and their Subsidiaries and will rely significantly upon Parent’s, and upon Borrowers’ and their Subsidiaries’, books and records, as well as on representations of Borrowers’ personnel,

(d)   agrees to keep all Reports and other material, non-public information regarding the Loan Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

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In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Loan Party or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17       Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.18       [Reserved]

16.             WITHHOLDING TAXES.

16.1          Payments. All payments made by any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any Taxes, except as otherwise required by applicable law, and in the event any deduction or withholding of Taxes is required, the applicable Loan Party shall make the requisite withholding, promptly pay over to the applicable Governmental Authority the withheld tax, and furnish to Agent as promptly as possible after the date the payment of any such Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Loan Parties. Furthermore, if any such Tax is an Indemnified Taxes or an Indemnified Tax is so levied or imposed, the Loan Parties agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. The Loan Parties will promptly pay any Other Taxes or reimburse Agent for such Other Taxes upon Agent's demand. The Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (collectively a "Tax Indemnitee") for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party (including, without limitation, any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16) imposed on, or paid by, such Tax Indemnitee and all reasonable costs and expenses related thereto (including fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Tax Indemnitee). The obligations of the Loan Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of the Agent, and the repayment of the Obligations.

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16.2          Exemptions.

(a)    If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) and the Administrative Borrower on behalf of all Borrowers one of the following before receiving its first payment under this Agreement:

(i)         if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Administrative Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (with proper attachments as applicable);

(ii)       if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E, as applicable;

(iii)     if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv)      if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (including a withholding statement and copies of the tax certification documentation for its beneficial owner(s) of the income paid to the intermediary, if required based on its status provided on the Form W-8IMY); or

(v)       a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(b)   Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

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(c)    If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent and Borrowers, to deliver to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, or the providing of or delivery of such forms in the Lender's reasonable judgment would not subject such Lender to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of such Lender (or its Affiliates); provided, further, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)   If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent and Administrative Borrower (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent and Administrative Borrower will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

(e)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable due diligence and reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) as may be necessary for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

16.3          Reductions.

(a)    If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

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(b)   If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4          Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which the Loan Parties have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to the Administrative Borrower on behalf of the Loan Parties (but only to the extent of payments made, or additional amounts paid, by the Loan Parties under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that the Loan Parties, upon the request of Agent or such Lender, agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or Lender hereunder as finally determined by a court of competent jurisdiction) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Loan Parties or any other Person or require Agent or any Lender to pay any amount to an indemnifying party pursuant to Section 16.4, the payment of which would place Agent or such Lender (or their Affiliates) in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

17.             GENERAL PROVISIONS.

17.1          Effectiveness. This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2          Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3          Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

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17.4          Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5          Bank Product Provider. The Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Provider and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6          Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

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17.7          Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8          Revival and Reinstatement of Obligations; Certain Waivers.

(a)    If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist, and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated, or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.

(b)   Anything to the contrary contained herein notwithstanding, if Agent or any Lender accepts a guaranty of only a portion of the Obligations pursuant to any guaranty, each Borrower hereby waive its right under Section 2822(a) of the California Civil Code or any similar laws of any other applicable jurisdiction to designate the portion of the Obligations satisfied by the applicable guarantor’s partial payment.

17.9          Confidentiality.

(a)    Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors,

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and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Provider); provided, that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided, that (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement; provided, that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)   Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent.

(c)    Each Loan Party agrees that Agent may make available to the Lenders materials or information provided by or on behalf of Borrowers hereunder (“Borrower Materials”) by posting the Communications on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform. In no event shall Agent or any of the Agent-Related Persons have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct. Each Loan Party further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

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17.10       Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instru¬ments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstand¬ing or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.

17.11       Patriot Act; Due Diligence. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.

17.12       Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

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17.13       Kinergy as Agent for Borrowers. Each Borrower hereby irrevocably appoints Kinergy as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Revolving Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.14       Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)   the effects of any Bail-in Action on any such liability, including, if applicable:

(i)         a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

126

(iii)     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

17.15       Amendment and Restatement.

The terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Loan Agreement are, effective as of the Closing Date, amended and restated in their entirety, and as so amended and restated, replaced and superseded by, the terms, conditions agreements, covenants, representations and warranties set forth in this Agreement; provided, that, nothing herein or in the other Financing Agreements shall, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of any of the “Obligations” existing under (and as defined in) the Existing Loan Agreement (the “Existing Obligations”) or any other obligations, liabilities and indebtedness of the Borrowers evidenced by or arising under the Existing Loan Agreement or impair or adversely affect the continuation of the security interests, liens and other interests in the Collateral heretofore granted, pledged and/or assigned by the Borrowers to Agent pursuant to or in connection with the Existing Loan Agreement. All Existing Obligations of Borrowers to Agent and Lenders, and all other loans, advances and other financial accommodations under the Existing Loan Agreement, that are outstanding and unpaid as of the date hereof pursuant to the Existing Loan Agreement (including, without limitation, all Existing Obligations now or hereafter arising in connection with the Existing Letters of Credit) shall be deemed Obligations of Borrowers under this Agreement which are secured by Liens in the Collateral pursuant to the terms of this Agreement.

[Signature pages to follow.]

127

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:	KINERGY MARKETING LLC, an Oregon limited liability company

By: /s/ Bryon T. McGregor
Name: Bryon T. McGregor
Title: Chief Financial Officer

PACIFIC AG. PRODUCTS, LLC, a California limited liability company

By: /s/ Bryon T. McGregor
Name: Bryon T. McGregor
Title: Chief Financial Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent, as Lead Arranger, as Book Runner, as Syndication Agent, as Documentation Agent, and as a Lender

By: /s/ Carlos Valles
Name: Carlos Valles
Its Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of __________ between __________ (“Assignor”) and __________ (“Assignee”). Reference is made to the Agreement described in Annex I hereto (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

1.      In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor's rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments, all to the extent specified on Annex I.

2.      The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any Guarantor or the performance or observance by any Borrower or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrowers to Assignor with respect to Assignor’s share of the Term Loan and the Revolving Loans assigned hereunder, as reflected on Assignor’s books and records.

3.      The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) [confirms that it is an Eligible Transferee;] (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; [and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.]

4.      Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $3,500 (if required by the Credit Agreement), (c) the receipt of any required consent of the Agent, and (d) the date specified in Annex I.

5.      As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of the Credit Agreement, including such assigning Lender’s obligations under Article 15 and Section 17.9(a) of the Credit Agreement.

6.      Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

7.      This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8.      THIS ASSIGNMENT AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR],

as Assignor

By _____________________________
Name:
Title:

[NAME OF ASSIGNEE],

as Assignee

By _____________________________
Name:
Title:

ACCEPTED THIS ____ DAY OF
_______________

Wells Fargo BANK, NATIONAL
Association, a national banking

association, as Agent, as Swing Lender and as Issuing Bank

By  _____________________________

       Name:

       Title:

[[____________], [as Swing Lender] [and] [as Issuing Bank]

By  ________________________

       Name:

       Title:]

[[ADMINISTRATIVE BORROWER]

By  _____________________________

       Name:

        Title:]

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrowers: KINERGY MARKETING LLC, an Oregon limited liability company, PACIFIC AG. PRODUCTS, LLC, a California limited liability company, and their Subsidiaries from time to time party to the Credit Agreement

2.	Name and Date of Credit Agreement:

Second Amended and Restated Credit Agreement dated as of August 2, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among Pacific Ethanol, Inc., as Parent, Borrowers, the lenders party thereto as “Lenders”, and Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), as sole Lead Arranger (in such capacity, together with its successors and assigns in such capacity, the “Lead Arranger”), Book Runner (in such capacity, together with its successors and assigns in such capacity, the “Book Runner”), syndication agent (in such capacity, together with is successors and assigns in such capacity, the “Syndication Agent”), and Documentation Agent (in such capacity, together with its successors and assigns in such capacity, the “Documentation Agent”).

3.	Date of Assignment Agreement:	_______

4.	Amounts:

	a. Assigned Amount of Revolver Commitment	$_______

	b. Assigned Amount of Revolving Loans	$_______

	b. [Assigned Amount of Term Loan	$_______]

5.	Settlement Date:	_______

6.	Purchase Price	$______

7.	Notice and Payment Instructions, etc.

Assignee:	Assignor:

EXHIBIT B-1

FORM OF BORROWING BASE CERTIFICATE

On file with Agent.

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

[on Administrative Borrower’s letterhead]

To:	Wells Fargo Bank, National Association
2450 Colorado Avenue, Suite 3000 West
Santa Monica, California 90404
Attn: ________________________

Re:          Compliance Certificate dated ____________ __, 201__

Ladies and Gentlemen:

Reference is hereby made to that certain Second Amended and Restated Credit Agreement, dated August 2, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among KINERGY MARKETING LLC, an Oregon limited liability company (“Kinergy”), PACIFIC AG, PRODUCTS, LLC, a California limited liability company (“Pacific Ag” and, together with Kinergy, each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and assigns, is referred to hereinafter as a “Lender”), and Agent. Capitalized terms used herein, but not specifically defined herein, shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to Section 5.1 of the Credit Agreement, the undersigned officer of Administrative Borrower hereby certifies as of the date hereof that:

1.      The financial information of Borrowers and their Subsidiaries furnished in Schedule 1 attached hereto has been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for year-end audit adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Borrowers and their Subsidiaries as of the date set forth therein.

2.      Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of Borrowers and their Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section 5.1 of the Credit Agreement.

3.      Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, in each case specifying the nature and period of existence thereof and what action Borrowers and/or their Subsidiaries have taken, are taking, or propose to take with respect thereto.

4.      Except as set forth on Schedule 3 attached hereto, the representations and warranties of Parent, Borrowers and their Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date.

5.      As of the date hereof, each Borrower and their Subsidiaries are, on a collective basis, in compliance with the applicable covenants contained in Section 7 of the Credit Agreement as demonstrated on Schedule 4 hereof.

[Signature page follows.]

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this ____ day of _______________, 20___.

KINERGY MARKETING, LLC, as Administrative Borrower By:__________________ Name: ________________ Title: _________________

SCHEDULE 1

Financial Information

SCHEDULE 2

Default or Event of Default

SCHEDULE 3

Representations and Warranties

SCHEDULE 4

Financial Covenants

1.     Fixed Charge Coverage Ratio.

Borrowers’ and their Subsidiaries’ Fixed Charge Coverage Ratio, measured on a month-end basis, for the 12 month period ending ____________ ___, 20___, is ___:1.0, which ratio [is/is not] greater than or equal to the ratio set forth in Section 7) of the Credit Agreement for the corresponding period.

EXHIBIT J-1

[FORM OF] JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Agreement”), is entered into as of ______ __, 20__, by and among ___________, a ________ (“New Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Second Amended and Restated Credit Agreement, dated August 2, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among KINERGY MARKETING LLC, an Oregon limited liability company (“Kinergy”), PACIFIC AG. PRODUCTS, LLC, a California limited liability company (“Pacific Ag” and, together with Kinergy, each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and assigns, is referred to hereinafter as a “Lender”), and Agent, and those additional Persons that are joined as a party to the Credit Agreement by executing the form of Joinder attached thereto as Exhibit J-1, each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), the Lender Group has agreed to make or issue Loans, Letters of Credit and other certain financial accommodations thereunder;

WHEREAS, initially capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement;

[WHEREAS, pursuant to that certain Fee Letter, dated as of _______, 20__ (as amended, restated, supplemented or otherwise modified from time to the, the “Fee Letter”), by and among Borrowers and Agent, each Borrower has agreed to pay certain fees to Agent on the terms set forth therein;]

WHEREAS, New Borrower is required to become a party to the Credit Agreement by, among other things, executing and delivering this Agreement to Agent; and

WHEREAS, New Borrower has determined that the execution, delivery and performance of this Agreement directly benefit, and are within the corporate purposes and in the best interests of, New Borrower, by virtue of the financial accommodations available to New Borrower from time to time pursuant to the terms and conditions of the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto hereby agrees as follow:

1.       Joinder of New Borrower to the Credit Agreement. By its execution of this Agreement, New Borrower hereby (a) agrees that from and after the date of this Agreement it shall be a party to the Credit Agreement as a “Borrower” and shall be bound by all of the terms, conditions, covenants, agreements and obligations set forth in the Credit Agreement, (b) accepts joint and several liability for the Obligations pursuant to the terms of the Loan Documents, and (c) confirms that, after giving effect to the supplement to the Schedules to the Credit Agreement provided for in Section 2 below, the representations and warranties contained in Section 4 of the Credit Agreement are true and correct as they relate to New Borrower as of the date this Agreement. In furtherance of the foregoing, New Borrower hereby makes, as of the date of this Agreement, each representation and warranty contained in the Credit Agreement, including, without limitation, Section 4 of the Credit Agreement. New Borrower hereby agrees that each reference to a “Borrower” or the “Borrowers” in the Credit Agreement and the other Loan Documents shall include New Borrower. New Borrower acknowledges that it has received a copy of the Credit Agreement and the other Loan Documents and that it has read and understands the terms thereof.

2.       Updated Schedules. Attached as Exhibit A hereto are updated copies of each of Schedule 4.1(b) and Schedule 4.1(c) to the Credit Agreement revised to include all information required to be provided therein with respect to New Borrower. Each such Schedule shall be attached to the Credit Agreement, and on and after the date hereof all references in any Loan Document to any such Schedule to the Credit Agreement shall mean such Schedule as so amended; provided, that any use of the term “as of the date hereof” or any term of similar import, in any provision of the Credit Agreement relating to New Borrower or any of the information amended by such Schedule hereby, shall be deemed to refer to the date of this Agreement.

3.       Joinder of New Borrower to the Fee Letter. By its execution of this Agreement, New Borrower hereby (a) agrees that from and after the date of this Agreement it shall be a “Borrower” party to the Fee Letter as if it were a signatory thereto and shall be bound by all of the provisions thereof, and (b) agrees that it shall comply with and be subject to all of the terms, conditions, covenants, agreements and the remaining obligations set forth in the Fee Letter applicable to Borrowers. New Borrower hereby agrees that each reference to “Borrower” or “Borrowers” in the Fee Letter shall include New Borrower. New Borrower acknowledges that it has received a copy of the Fee Letter and that it has read and understands the terms thereof.

4.       Reserved.

5.       Additional Requirements. Concurrent with the execution and delivery of this Agreement, Agent shall have received the following, each in form and substance satisfactory to Agent:

(a)       a Joinder No. __ to the Guaranty and Security Agreement, dated as of the date hereof, by and among New Borrower and Agent (“Joinder No. __”), together with the original Equity Interest certificates, if any, representing all of the Equity Interests of the Subsidiaries of New Borrower required to be pledged under the Guaranty and Security Agreement and any original promissory notes of New Borrower, accompanied by undated Equity Interest powers/transfer forms executed in blank, and the same shall be in full force and effect;

(b)       [a Pledged Interests Addendum by __________, a _________, dated as of the date hereof, with respect to the pledge of Equity Interest of New Borrower, owned by _______, together with the original stock certificates, if any, representing all of the Equity Interests of New Borrower held by ________, accompanied by undated stock powers executed in blank and other proper instruments of transfer, and the same shall be in full force and effect;]

(c)       appropriate financing statement to be filed in the office of the _______ Secretary of State against New Borrower to perfect the Agent’s Liens in and to the Collateral of New Borrower, which Agent is authorized to file with such Secretary of State;

(d)       a certificate from the Secretary of New Borrower, dated as of the date hereof, (i) attesting to the resolutions of New Borrower’s [Board of Directors][Managers] authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which New Borrower is or will become a party, (ii) authorizing officers of New Borrower to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of New Borrower;

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(e)       a certificate of status with respect to New Borrower, dated as of a recent date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of New Borrower, which certificate shall indicate that New Borrower is in good standing in such jurisdiction;

(f)       certificates of status with respect to New Borrower, dated as of a recent date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of New Borrower) in which the failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that New Borrower is in good standing in such jurisdictions;

(g)       copies of New Borrower’s Governing Documents, as amended, modified or supplemented to the date hereof, certified by the Secretary of New Borrower; and

(h)       evidence that New Borrower has been added to the Loan Parties’ existing insurance policies required by Section 5.6 of the Credit Agreement;

(i)       to the extent requested by Agent, a customary opinion of counsel regarding such matters as to New Borrower as Agent or its counsel may reasonably request, and which is otherwise in form and substance reasonably satisfactory to Agent (it being understood that such opinion shall be limited to this Agreement, and the documents executed or delivered in connection herewith (including the financing statement filed against New Borrower); and

(j)       such other agreements, instruments, approvals or other documents reasonably requested by Agent prior to the date hereof in order to create, perfect and establish the first priority of, or otherwise protect, any Lien purported to be covered by any Loan Document or otherwise to effect the intent that New Borrower shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that, to the extent set forth in the Credit Agreement and the Guaranty and Security Agreement, all property and assets of New Borrower shall become Collateral for the Obligations.

6.       Further Assurances. At any time upon the reasonable request of Agent, New Borrower shall promptly execute and deliver to Agent such Additional Documents as Agent shall reasonably request pursuant to the Credit Agreement and the other Loan Documents, in each case in form and substance reasonably satisfactory to Agent.

7.       Notices. Notices to New Borrower shall be given in the manner set forth for Borrowers in Section 11 of the Credit Agreement.

8.       Choice of Law and Venue; Jury Trial Waiver; Judicial Reference. THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

9.       Binding Effect. This Agreement shall be binding upon New Borrower, and the other Loan Parties and shall inure to the benefit of the Agent and the Lenders, together with their respective successors and permitted assigns.

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10.     Effect on Loan Documents.

(a)       Except as contemplated to be supplemented hereby, the Credit Agreement, the Fee Letter, the Intercompany Subordination Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect. Except as expressly contemplated hereby, this Agreement shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of any other term or condition of the Credit Agreement, the Fee Letter, the Intercompany Subordination Agreement or any of the instruments or agreements referred to therein, as the same may be amended or modified from time to time.

(b)       Each reference in the Credit Agreement and the other Loan Documents to “Borrower”, “Obligor” or words of like import referring to a Borrower or an Obligor shall include and refer to New Borrower and (b) each reference in the Credit Agreement, the Fee Letter, Intercompany Subordination Agreement or any other Loan Document to this “Agreement”, “hereunder”, “herein”, “hereof”, “thereunder”, “therein”, “thereof”, or words of like import referring to the Credit Agreement, the Fee Letter, Intercompany Subordination Agreement or any other Loan Document shall mean and refer to such agreement as supplemented by this Agreement.

11.       Miscellaneous.

(a)       This Agreement is a Loan Document. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic image scan transmission (e.g., “PDF” or “tif” via email) shall be equally effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic image scan transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

(b)       Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(c)       Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

(d)       Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any member of the Lender Group or New Borrower, whether under any rule of construction or otherwise. This Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

(e)       The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

(f)       This Agreement shall be subject to the rules of construction set forth in Section 1.4 of the Credit Agreement, and such rules of construction are incorporated herein by this reference, mutatis mutandis.

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[remainder of this page intentionally left blank].

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IN WITNESS WHEREOF, New Borrower and Agent have caused this Agreement to be duly executed by its authorized officer as of the day and year first above written.

NEW BORROWER:	_____________, a _________________

	By:	__________________________________
	Name:	__________________________________
	Title:	__________________________________

AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association

	By:	__________________________________
	Name:	__________________________________
	Title:	__________________________________

Exhibit A

Schedule 4.1(b)

CAPITALIZATION OF BORROWERS

Schedule 4.1(c)

CAPITALIZATION OF BORROWERS’ SUBSIDIARIES

EXHIBIT P-1

FORM OF PERFECTION CERTIFICATE

Reference is hereby made to (a) that certain Credit Agreement, dated as of June __, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among Kinergy Marketing LLC (“Kinergy”), Pacific AG. Products, LLC (“Pacific Ag” and together with Kinergy, each individually, a “Borrower” and collectively, the “Borrowers”) and those additional entities that become parties thereto as Borrowers in accordance with the terms thereof by executing the form of Joinder attached thereto as Exhibit J-1 (each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), the lenders identified on the signature pages thereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender” and, collectively, the “Lenders”), and Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity “Agent”) and (b) that certain Guaranty and Security Agreement dated as of June __, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Guaranty and Security Agreement”) by and among by and among Borrowers, Pacific Ethanol, Inc. (“Parent”), and the Subsidiaries of Borrowers party thereto (each, a “Grantor” and collectively, the “Grantors”), and Agent.

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement. Any terms (whether capitalized or lower case) used in this Perfection Certificate that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein or in the Credit Agreement; provided that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern. As used herein, the term “Loan Parties” shall mean the “Loan Parties” as that term is defined in the Credit Agreement and “Code” shall mean the “Code” as that term is defined in the Guaranty and Security Agreement.

The undersigned, the ________ of ______________, hereby certifies (in my capacity as __________ and not in my individual capacity) to Agent and each of the other members of the Lender Group and the Bank Product Providers as follows as of June __, 2017:

1.      Names.

(a)    The exact legal name of each Loan Party, as such name appears in its certified certificate of incorporation, articles of incorporation, certificate of formation, or any other organizational document, is set forth in Schedule 1(a). Each Loan Party is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Loan Party that is a registered organization, the Federal Taxpayer Identification Number of each Loan Party and the jurisdiction of formation of each Loan Party. Each Loan Party has qualified to do business in the states listed on Schedule 1(a).

(b)   Set forth in Schedule 1(b) hereto is a list of any other legal names each Loan Party has had in the past five years, together with the date of the relevant name change.

(c)    Set forth in Schedule 1(c) is a list of all other names used by each Loan Party in connection with any business or organization to which such Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise or on any filings with the Internal Revenue Service, in each case, at any time in the past five years. Except as set forth in Schedule 1(c), no Loan Party has changed its jurisdiction of organization at any time during the past four months.

2.      Chief Executive Offices. The chief executive office of each Loan Party is located at the address set forth in Schedule 2 hereto.

3.      Real Property.

(a)    Attached hereto as Schedule 3(a) is a list of all (i) Real Property (as defined in the Guaranty and Security Agreement) of each Loan Party, (ii) [filing offices for any mortgages encumbering the Real Property or to encumber, the Real Property as of the Closing Date,] (iii) common names, addresses and uses of each parcel of Real Property (stating improvements located thereon) and (iv) other information relating thereto required by such Schedule. Except as described on Schedule 3(a) attached hereto: (A) no Loan Party has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described on Schedule 3(a) and (B) no Loan Party has any leases which require the consent of the landlord, tenant or other party thereto to the transactions contemplated by the Loan Documents.

(b)   Schedule 3(b) sets forth all third parties (“Bailees”) with possession of any Collateral (including inventory and equipment) of the Loan Parties, including the name and address of such Bailee, a description of the inventory and equipment in such Bailee’s possession and the location of such inventory and equipment (if none please so state).

4.      Extraordinary Transactions. Except for those purchases, mergers, acquisitions, consolidations, and other transactions described on Schedule 4 attached hereto, all of the Collateral has been originated by each Loan Party in the ordinary course of business or consists of goods which have been acquired by such Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.

5.      Stock Ownership and Other Equity Interests. Attached hereto as Schedule 5(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, Equity Interests of each Loan Party and its Subsidiaries and the record and beneficial owners of such Equity Interests. Also set forth on Schedule 5(a) is each equity investment of each Loan Party that represents 50% or less of the equity of the entity in which such investment was made. Attached hereto as Schedule 5(b) is a true and correct organizational chart of [Parent] [Borrowers] and [its][their] Subsidiaries.

6.      Instruments and Chattel Paper. Attached hereto as Schedule 6 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of Indebtedness held by each Loan Party as of ______________, 20__ having an aggregate value or face amount in excess of $_________, including all intercompany notes between or among any two or more Loan Parties or any of their Subsidiaries.

7.      Intellectual Property.

(a)    Schedule 7(a) provides a complete and correct list of all registered Copyrights (as defined in the Guaranty and Security Agreement) owned by any Loan Party, all applications for registration of Copyrights owned by any Loan Party, and all other Copyrights owned by any Loan Party and material to the conduct of the business of any Loan Party. Schedule 7(a) provides a complete and correct list of all Patents (as defined in the Guaranty and Security Agreement) owned by any Loan Party and all applications for Patents owned by any Loan Party. Schedule 7(a) provides a complete and correct list of all registered Trademarks (as defined in the Guaranty and Security Agreement) owned by any Loan Party, all applications for registration of Trademarks owned by any Loan Party, and all other Trademarks owned by any Loan Party and material to the conduct of the business of any Loan Party.

(b)   Schedule 7(b) provides a complete and correct list of all Intellectual Property Licenses (as defined in the Guaranty and Security Agreement) entered into by any Loan Party pursuant to which (i) any Loan Party has provided any license or other rights in Intellectual Property (as defined in the Guaranty and Security Agreement) owned or controlled by such Loan Party to any other Person (other than non-exclusive software licenses granted in the ordinary course of business) or (ii) any Person has granted to any Loan Party any license or other rights in Intellectual Property owned or controlled by such Person that is material to the business of such Loan Party, including any Intellectual Property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Loan Party;

(c)    Attached hereto as Schedule 7(c) in proper form for filing with the United States Patent and Trademark Office and United States Copyright Office (as applicable) are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, United Patents, United States Copyrights and Intellectual Property Licenses set forth on Schedule 7(a) and Schedule 7(b), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.

8.      Commercial Tort Claims. Attached hereto as Schedule 8 is a true and correct list of all commercial tort claims that exceed $________ held by each Loan Party, including a brief description thereof.

9.      Deposit Accounts and Securities Accounts. Attached hereto as Schedule 9 is a true and complete list of all Deposit Accounts and Securities Accounts (each as defined in the Guaranty and Security Agreement) maintained by each Loan Party, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

10.   Letter-of-Credit Rights. Attached hereto as Schedule 10 is a true and correct list of all letters of credit issued in favor of any Loan Party, as beneficiary thereunder, having an aggregate value or face amount in excess of $_________.

11.   [Motor Vehicles. Attached hereto as Schedule 11 is a true and correct list of all motor vehicles and other goods (covered by certificates of title or ownership) [having an aggregate fair market value in excess of $_______ and owned by any Loan Party,] and the owner and approximate fair market value of such motor vehicles.]

12.   Other Assets: A Loan Party owns the following kinds of assets:

Aircraft:	Yes ____ No ____

Vessels, boats or ships:	Yes ____ No ____

Railroad rolling stock:	Yes ____ No ____

[Motor Vehicles or similar titled collateral.	Yes ____ No ____]

If the answer is yes to any of these other types of assets, please describe on Schedule 12.

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IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this ____ day of ________________, 2017.

Kinergy Marketing LLC,

as a Borrower

By: _____________________

Name: ___________________

Title: ____________________

PACIFIC AG. PRODUCTS, LLC,

as a Borrower

By: _____________________

Name: ___________________

Title: ____________________

Pacific Ethanol, inc.,

as Parent

By: _____________________

Name: ___________________

Title: ____________________

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	Jurisdiction of Formation	States Where Qualified to do Business

Schedule 1(b)

Prior Names

Loan Party/Subsidiary	Prior Name	Date of Change

Schedule 1(c)

Changes in Corporate Identity; Other Names

Loan Party/Subsidiary	Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

[Add Information required by Section 1 to the extent required by Section 1(c) of the Perfection Certificate]

Schedule 2

Chief Executive Offices

Loan Party/Subsidiary	Address	County	State

Schedule 3(a)

Real Property

Entity of Record	Common Name and Address	Owned, Leased or Other Interest	Landlord / Owner if Leased or Other Interest	Description of Lease or Other Documents Evidencing Interest	Purpose / Use	Improvements Located on Real Property	Legal Description	Encumbered or to be Encumbered by Mortgage	Filing Office for Mortgage	Option to Purchase / Right of First Refusal
[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[SEE EXHIBIT A-[ ] ATTACHED HERETO]	[YES/NO]	[ ]	[YES/NO]

Schedule 3(a)

Real Property (cont.)

Required Consents; Loan Party Held Landlord/ Grantor Interests

I. Landlord’s / Tenant’s Consent Required

1. [LIST EACH LEASE OR OTHER INSTRUMENT WHERE LANDLORD’S / TENANT’S CONSENT IS REQUIRED].

II. Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Loan Party holds Landlord’s / Grantor’s Interest

1. [LIST EACH LEASE OR OTHER INSTRUMENT WHERE ANY LOAN PARTY HOLDS LANDLORD’S / GRANTOR’S INTEREST]

[Schedule 3(b)

Bailees]

Schedule 4

Transactions Other Than in the Ordinary Course of Business

Loan Party/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction

Schedule 5(a)

(a) Equity Interests of Loan Parties and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares /Interest	Percent Pledged

(b) Other Equity Interests

Schedule 5(b)

Organizational Chart

Schedule 6

Instruments and Chattel Paper

1.       Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

2.       Chattel Paper:

Schedule 7(a)

Copyrights, Patents and Trademarks

UNITED STATES COPYRIGHTS

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

OTHER COPYRIGHTS

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TITLE

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE

Schedule 7(a)

Copyrights, Patents and Trademarks (cont.)

UNITED STATES PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

OTHER PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

Schedule 7(a)

Copyrights, Patents and Trademarks (cont.)

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Schedule 7(b)

Intellectual Property Licenses

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER, IF ANY	DESCRIPTION

Schedule 7(c)

Intellectual Property Filings

Schedule 8

Commercial Tort Claims

Schedule 9

Deposit Accounts and Securities Accounts

Owner	Type of Account	Bank or Intermediary	Account Numbers

Schedule 10

Letter of Credit Rights

[Schedule 11

Motor Vehicles]

Schedule [12]

Other Assets

FORM OF SUPPLEMENT TO PERFECTION CERTIFICATE

Supplement (this “Supplement”), dated as of ____, 20__, to the Perfection Certificate, dated as of ________, 20__ (as amended, restated, supplemented or otherwise modified from time to time, the “Perfection Certificate”) by each of the parties listed on the signature pages thereto and those additional entities that thereafter become Loan Parties.

Reference is hereby made to (a) that certain Credit Agreement, dated as of _______, 20__ (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among [_______, a _______ (“Parent”),] _______, a _______ (“_______”)[, the Subsidiaries of _______ identified on the signature pages thereof as “Borrowers”,] and those additional entities that become parties thereto as Borrowers in accordance with the terms thereof by executing the form of Joinder attached thereto as Exhibit J-1 (each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), the lenders identified on the signature pages thereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender” and, collectively, the “Lenders”), [and] Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity “Agent”)[, [and] Wells Fargo and ___________, as joint lead arrangers (in such capacity, together with their successors and assigns in such capacity, the “Joint Lead Arrangers”)][, [and] Wells Fargo and ___________, as joint book runners (in such capacity, together with their successors and assigns in such capacity, the “Joint Book Runners”)] [, [and] Wells Fargo and ___________, as co-syndication agents (in such capacity, together with their successors and assigns in such capacity, the “Co-Syndication Agents”)][, [and] Wells Fargo and ___________, as co-documentation agents (in such capacity, together with their successors and assigns in such capacity, the “Co-Documentation Agents”)], and (b) that certain Guaranty and Security Agreement dated as of _________, 20__ (as amended, restated, supplemented, or otherwise modified from time to time, the “Guaranty and Security Agreement”) by and among by and among [Parent,] Borrowers and the Subsidiaries of Borrowers party thereto (each, a “Grantor” and collectively, the “Grantors”), and Agent.

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement. Any terms (whether capitalized or lower case) used in this Perfection Certificate that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein or in the Credit Agreement; provided that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern. As used herein, the term “Code” shall mean the “Code” as that term is defined in the Guaranty and Security Agreement.

WHEREAS, pursuant to Section 5.2 of the Credit Agreement, the Loan Parties must execute and deliver a Perfection Certificate and the execution and delivery of the Perfection Certificate may be accomplished by the execution of this Supplement in favor of Agent, for the benefit of each member of the Lender Group and the Bank Product Providers;

In accordance with Section 5.2 of the Credit Agreement, the undersigned, the ________ of _________, hereby certify (in my capacity as __________ and not in my individual capacity) to Agent and each of the other members of the Lender Group and the Bank Product Providers as follows as of _______, 20__: [the information in the Perfection Certificate delivered on or prior to the Closing Date is true, correct, and complete on and as of the date hereof.] [Schedule 1(a), “Legal Names, Etc.”, Schedule 1(b), “Prior Names”, Schedule 1(c), “Changes in Corporate Identity; Other Names”, Schedule 2, “Chief Executive Offices”, Schedule 3(a), “Real Property”, [Schedule 3(b), “Bailees”,] Schedule 4, “Transactions Other Than in the Ordinary Course of Business”, Schedule 5(a), “Equity Interests”, Schedule 5(b), “Organizational Chart” Schedule 6, “Instruments and Chattel Paper”, Schedule 7(a), “Copyrights, Patents and Trademarks”, Schedule 7(b), “Intellectual Property Licenses”, Schedule 8, “Commercial Tort Claims”, Schedule 9, “Deposit Accounts and Securities Accounts”, Schedule 10, “Letter-of-Credit Rights”, [Schedule 11, “Motor Vehicles”], and Schedule [12], “Other Assets” attached hereto supplement Schedule 1(a), Schedule (1(b), Schedule 1(c), Schedule 2, Schedule 3, Schedule 4, Schedule 5(a), Schedule 5(b), Schedule 6, Schedule 7(a), Schedule 7(b), Schedule 8, Schedule 9, Schedule 10, [Schedule 11,] and Schedule [12] respectively, to the Perfection Certificate and shall be deemed a part thereof for all purposes of the Perfection Certificate.]

The undersigned officers of each of the Loan Parties hereby certify as of the date hereof on behalf of the Loan Parties in their capacity as officers of the Loan Parties and not in their individual capacities that no additional filings or actions are required to create, preserve or perfect the security interests in the Collateral granted, assigned or pledged to Agent pursuant to the Loan Documents.

Except as expressly supplemented hereby, the Perfection Certificate shall remain in full force and effect.

IN WITNESS WHEREOF, we have hereunto signed this Supplement to Perfection Certificate as of this ____ day of ________________, 20__.

[PARENT]

By:_______________________________________
Name:
Title:

[BORROWER]

By:_______________________________________
Name:
Title:

[BORROWER]

By:_______________________________________
Name:
Title:

[GUARANTOR]

By:_______________________________________
Name:
Title:

Schedule A-1

Agent’s Account

Bank:

Wells Fargo Bank, N.A.

420 Montgomery Street

San Francisco, CA

ABA # 121-000-248

Account Name:

Wells Fargo Capital Finance, LLC

A/C # 4124923707

Ref: Kinergy Marketing, LLC

Schedule A-2

Authorized Persons

Company	Title	Name
Kinergy Marketing LLC and Pacific Ag. Products, LLC	President and Chief Executive Officer	Neil M. Koehler
Kinergy Marketing LLC and Pacific Ag. Products	Chief Operating Officer	Michael D. Kandris
Kinergy Marketing LLC and Pacific Ag. Products	Chief Financial Officer	Bryon T. McGregor
Kinergy Marketing LLC and Pacific Ag. Products	General Counsel, Vice President and Secretary	Christopher W. Wright
Kinergy Marketing LLC and Pacific Ag. Products, LLC	Vice President	Paul P. Koehler
Kinergy Marketing LLC and Pacific Ag. Products, LLC	Vice President	James R. Sneed
Kinergy Marketing LLC and Pacific Ag. Products, LLC	Vice President	Michael Kramer
Kinergy Marketing LLC and Pacific Ag. Products, LLC	Vice President	Robert Olander

Schedule C-1

Commitments

Lender	Revolver Commitment	Total Commitment
Wells Fargo Bank, National Association	$100,000,000	$100,000,000

All Lenders	$100,000,000	$100,000,000

Schedule D-1

Designated Accounts

Name of Company	Name and Address of Bank	Account No.	Purpose
Kinergy Marketing LLC	Wells Fargo Bank	2000042670302	Collection Account
Kinergy Marketing LLC	Wells Fargo Bank	2000042670357	Disbursement Account
Pacific Ag. Products, LLC	Wells Fargo Bank	4122203821	Collection Account
Pacific Ag. Products, LLC	Wells Fargo Bank	4125617902	Disbursement Account
Kinergy Marketing LLC	INTL * FS Stone	DSMR3393 & JCR43394	Restricted Cash for Hedge Positions
Kinergy Marketing LLC	RCG	318 43393-Hedge 318 43394-Spec 318 43302-Spec 318 43303-Hedge	Restricted Cash for Hedge Positions

Schedule E-1

Existing Letters of Credit

Tallgrass Interstate Gas Transmission LLC	$414,830.00
Union Tank Car Company	$891,550.00
Pacific Gas and Electric Company	$22,000.00

Schedule P-1

Permitted Investments

N/A

Schedule P-2

Permitted Liens

Name of Company	Name of Secured Party	Description Of Collateral	File No. of Financing Statement/Jurisdiction (Optional)

Kinergy Marketing LLC	Wells Fargo Bank, National Association	Asset-Based Line of Credit

Schedule 3.1

The obligation of each Lender to make its initial extension of credit provided for in this Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a)   the Closing Date shall occur on or before August 2, 2017;

(b)   [Reserved];

(c)   Agent shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent’s Liens in and to the Collateral, and Agent shall have received searches reflecting the filing of all such financing statements;

(d)   Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed and delivered, and each such document shall be in full force and effect:

(i)    a completed Borrowing Base Certificate,

(ii)   the Control Agreements (as defined in the Guaranty and Security Agreement),

(iii)    the Fee Letter,

(iv)   the Guaranty and Security Agreement, and

(v)    a completed Perfection Certificate for each of the Loan Parties,

(e)   Agent shall have received a certificate from the Secretary with respect to each Loan Party (i) attesting to the resolutions of such Loan Party’s board of directors (or, with respect to a limited liability company, other authorized Person) authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;

(f)   Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, which Governing Documents shall be (i) certified by the Secretary with respect to such Loan Party, and (ii) with respect to Governing Documents that are charter documents, certified as of a recent date (not more than 30 days prior to the Closing Date) by the appropriate governmental official;

(g)   Agent shall have received a certificate of status with respect to each Loan Party, dated within 30 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(h)   Agent shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(i)   To the extent not previously received, Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.6 of this Agreement, the form and substance of which shall be satisfactory to Agent;

(j)   [Reserved];

(k)         Agent shall have received an opinion of the Loan Parties’ counsel in form and substance reasonably satisfactory to Agent;

(l)          Agent shall have completed its business, legal, and collateral due diligence of Borrowers;

(m)        Agent shall have completed (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Loan Party, and (ii) OFAC/PEP searches and customary individual background searches for each Loan Party’s senior management and key principals, the results of which shall be satisfactory to Agent;

(n)          Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement and the other Loan Documents;

(o)          Parent, Borrowers and each of their respective Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Parent, Borrowers or their respective Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby, if any are so required; and

(p)          all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent.

Schedule 4.1(b)

Equity Interests

Company	Authorized	Equity Interests Issued and Outstanding
Parent	300,000,000 shares of Common Stock 3,553,000 shares of Non-Voting Common Stock 10,000,000 shares of Preferred Stock

43,971,127 shares of Common Stock issued and outstanding as of the Closing Date

959 shares of Non-Voting Common Stock issued and outstanding as of the Closing Date

926,942 shares of Series B Preferred Stock issued and outstanding as of the Closing Date

Kinergy	--	100% of Equity Interests owned directly by Parent
Pacific Ag	--	100% of Equity Interests owned directly by Kinergy

Schedule 4.1(c)

Subsidiaries

Company	Authorized	Ownership by Parent and each Loan Party
Parent
Pacific Ethanol Central, LLC	N/A	100% of Equity Interests owned directly by Parent
Pacific Aurora, LLC	N/A	73.93% of the Equity Interests owned indirectly by Parent
Pacific Ethanol Aurora East, LLC	N/A	73.93% of the Equity Interests owned indirectly by Parent
Pacific Ethanol Aurora West, LLC	N/A	73.93% of the Equity Interests owned indirectly by Parent
Pacific Ethanol Pekin, LLC	N/A	100% of Equity Interests owned indirectly by Parent
Pacific Ethanol Canton, LLC	N/A	100% of Equity Interests owned indirectly by Parent
Kinergy	N/A	100% of Equity Interests owned directly by Parent
Pacific Ag	N/A	100% of Equity Interests owned indirectly by Parent
Pacific Ethanol Development, LLC	N/A	100% of Equity Interests owned directly by Parent
Illinois Corn Processing, LLC	N/A	100% of Equity Interests owned indirectly by Parent
Pe Op Co.	4,000,000 shares of Common Stock 1,000,000 shares of Preferred Stock	1,000 shares of Common Stock issued and outstanding, 100% owned directly by Parent

Company	Authorized	Ownership by Parent and each Loan Party
Pacific Ethanol West, LLC	N/A	100% of Equity Interests owned indirectly by Parent
Pacific Ethanol Magic Valley, LLC	N/A	100% of Equity Interests owned indirectly by Parent
Pacific Ethanol Stockton LLC	N/A	100% of Equity Interests owned indirectly by Parent
Pacific Ethanol Columbia, LLC	N/A	100% of Equity Interests owned indirectly by Parent
Pacific Ethanol Madera LLC	N/A	100% of Equity Interests owned indirectly by Parent
Kinergy
Pacific Ag	N/A	100% of Equity Interests owned directly by Kinergy
Pacific Ag
N/A	N/A	N/A

Schedule 4.1(d)

Subscriptions, Options, Warrants, or Calls

N/A

Schedule 4.10

Employee Benefits

Pacific Ethanol Pekin Pension Plan (f/k/a Aventine Renewable Energy, Inc. Hourly Pension Plan)

Schedule 4.11

Environmental Condition

N/A

Schedule 4.14

Permitted Indebtedness

N/A

Schedule 4.25

Location of Inventory

A.       Company: Kinergy Marketing LLC

Locations of Inventory, Equipment and Other Assets

Address	Type	Owned/Leased/3rd Party	Name of Third Party*
71335 Rail Loop Drive, Boardman,OR 97818**	Plant	Owned by PE Op Co.
2600 Washington Ave., Burley, ID 83318**	Plant	Owned by PE Op Co.
31470 Avenue 12, Madera, CA 93638**	Plant	Owned by PE Op Co.
1205 S. O Road, Aurora, NE 68818**	Plant	Owned by Pacific Ethanol Central, LLC
2103 Harvest Drive, Aurora, NE 68818**	Plant	Owned by Pacific Ethanol Central, LLC
1300 S. Second Street, Pekin, IL 61554**	Plant	Owned by Pacific Ethanol Central, LLC
3028 Navy Drive, Stockton, CA 95206**	Plant	Owned by PE Op Co.
3028 Navy Drive, Stockton, CA 95206**	Transload (PES-K)	Owned by PE Op Co.
15000 E Smith Road, Aurora, CO 80011	Rack Terminal	3rd party	Magellan Midstream Partners

Address	Type	Owned/Leased/3rd Party	Name of Third Party*
2503 S.E. 43rd St, Des Moines, IA 50317	Rack Terminal	3rd party	Magellan Midstream Partners
1/4 Mile N Jct. Hwy 56/HWY156, Great Bend, KS 67530	Rack Terminal	3rd party	Magellan Midstream Partners
401 E. Donovan Rd, Kansas City, KS 66115	Rack Terminal	3rd party	Magellan Midstream Partners
2451 W County Road C, St. Paul, MN 55113	Rack Terminal	3rd party	Magellan Midstream Partners
251 N Sunnylane Road, Oklahoma City, OK 74107	Rack Terminal	3rd party	Magellan Midstream Partners
2205 N 11th Street, Omaha, NE 68110	Rack Terminal	3rd party	Magellan Midstream Partners
100 Hwy 4, Scott City, KS 67871	Rack Terminal	3rd party	Magellan Midstream Partners
RFD No. 1 Box 151, Topeka, KS 66546	Rack Terminal	3rd party	Magellan Midstream Partners
2120 South 33rd West Ave, Tulsa, OK 74107	Rack Terminal	3rd party	Magellan Midstream Partners

Address	Type	Owned/Leased/3rd Party	Name of Third Party*
1120 S Meridian Ave, Valley Center, KS 67147	Rack Terminal	3rd party	Magellan Midstream Partners
8500 West 68th Street, Argo, IL 60501-0409	Terminal	3rd party	Kinder Morgan – Argo
125 North 53rd Ave, Phoenix, AZ 85043	Terminal	3rd party	CalJet
9420 NW St. Helens Road, Portland, OR 97231**	Terminal	3rd party	NuStar Energy Linnton
2900 Sacajawea Park Rd, Pasco, WA 99301	Terminal	3rd party	Tidewater - Pasco
488 Wright Avenue, Richmond, CA 94804**	Terminal	3rd party	Plains Products Terminals
90 San Pablo Ave, Crockett, CA 94525**	Terminal	3rd party	NuStar Selby
2941 Navy Drive, Stockton, CA 95206-0653**	Terminal	3rd party	NuStar Energy Stockton
1015 South Cherry, Tucson, AZ 85719	Terminal	3rd party	AZ Petroleum
Beatty Terminal, Boise, ID **	Transload Facility	3rd party	Boise West Point

Address	Type	Owned/Leased/3rd Party	Name of Third Party*
2690 Prairie Road, Eugene, OR 97404	Transload Facility	3rd party	The Jerry Brown Company
2200 S Highland Drive, Las Vegas, NV 89102	Transload Facility	3rd party	Rebel Oil
8000 E Manning Avenue, Fowler, CA 93625	Transload Facility *inactive	3rd party	Van G - Goble Terminal

* Addresses for the third parties are the addresses listed herein.

** Bailee agreement in place.

Third Party Relationships:

-	Terminals: The Companies have entered into terminaling agreements with third parties which grants the Companies access to store products at such facilities.

-	Plant – 3rd Party: The Companies market the products for these third parties but does not store any ethanol at these locations.

-	Transload Facility: The Companies have entered into terminaling agreements with third parties which grants the Companies access to ship railcars to such facility and offload into trucks. Ethanol remains in railcars until offloaded.

Schedule 4.29

Material Contracts

	Company	Name of Agreement	Date of Agreement	Parties to Agreement	Date of Expiration/Termination

1.	Kinergy Marketing LLC & Pacific Ag Products, LLC	Affiliated Company Agreement	July 1, 2015	Pacific Ethanol, Inc. and its subsidiaries	Auto Renew Annually

2.	Kinergy Marketing LLC & Pacific Ag Products, LLC	Amendment No. 1 to Affiliated Company Agreement	January 1, 2017	Pacific Ethanol, Inc. and its subsidiaries	Coterminous

3.	Kinergy Marketing LLC & Pacific Ag Products, LLC	Amendment No. 2 to Affiliated Company Agreement (Draft 7-3-17)	July 1, 2017	Pacific Ethanol, Inc. and its subsidiaries (including Illinois Corn Processing, LLC)	Coterminous

4.	Kinergy Marketing LLC	Amended and Restated Ethanol Marketing Agreement	September 1, 2014	Pacific Ethanol Stockton LLC	Auto Renew Annually

5.	Kinergy Marketing LLC	Amended and Restated Ethanol Marketing Agreement	July 1, 2015	Pacific Ethanol Magic Valley, LLC	Auto Renew Annually

6.	Kinergy Marketing LLC	Amended and Restated Ethanol Marketing Agreement	July 1, 2015	Pacific Ethanol Madera LLC	Auto Renew Annually

7.	Kinergy Marketing LLC	Ethanol Marketing Agreement	July 1, 2015	Aventine Renewable Energy – Aurora West, LLC (n/k/a “Pacific Ethanol Aurora West, LLC”)	Auto Renew Annually

8.	Kinergy Marketing LLC	Ethanol Marketing Agreement	July 1, 2015	Aventine Renewable Energy, Inc. – (n/k/a to “Pacific Ethanol Pekin, LLC”)	Auto Renew Annually

9.	Kinergy Marketing LLC	Amendment No. 1 to Ethanol Marketing Agreement	December 15, 2016	Pacific Ethanol Pekin, LLC	Coterminous

10.	Kinergy Marketing LLC	Ethanol Marketing Agreement	July 1, 2015	Nebraska Energy, L.L.C (n/k/a “Pacific Ethanol Aurora East, LLC”)	Auto Renew Annually

11.	Kinergy Marketing LLC	Ethanol Marketing Agreement	December 15, 2016	Pacific Aurora, LLC	Auto Renew Annually

12.	Kinergy Marketing LLC	Alcohol Product Marketing Agreement (Draft 7-3-17)	July 3, 2017	Illinois Corn Processing, LLC	Auto Renew Annually

13.	Pacific Ag. Products, LLC	Co-Product Marketing Agreement (Draft 7-3-17)	July 3, 2017	Illinois Corn Processing, LLC	Auto Renew Annually

14.	Pacific Ag. Products, LLC	Grain Procurement and Supply Agreement (Draft 7-3-17)	July 3, 2017	Illinois Corn Processing, LLC	Auto Renew Annually

Schedule 5.1

Financial Reporting

Deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

within 30 days after the end of each fiscal month during each of Borrowers’ fiscal years,	(a) monthly unaudited consolidated financial statements and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the consolidated financial position and the consolidated results of the operations of Borrowers and their respective Subsidiaries as of the end of and through such fiscal month, certified to be correct by the chief financial officer of Administrative Borrower, subject to normal year-end adjustments and accompanied by a Compliance Certificate substantially in the form of Exhibit C-1 hereto, along with a schedule in form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Borrowers were, on a collective basis, in compliance with the covenant set forth in Section 7 of this Agreement for such month.
within 50 days after the end of the first three (3) fiscal quarters of each fiscal year; provided, that, with respect to Parent, the filing of such financial statements or other information with the SEC, or the making of such reports or other information available on the SEC’s EDGAR filing system shall be deemed to have satisfied the delivery requirement

(a)       quarterly unaudited consolidated financial statements and unaudited consolidating financial statements of Borrowers their respective Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the consolidated financial position and the consolidated results of the operations of Borrowers and their respective Subsidiaries as of the end of and through such fiscal quarter, certified to be correct by the chief financial officer of Administrative Borrower, subject to normal quarterly and year-end adjustments and accompanied by a Compliance Certificate substantially in the form of Exhibit C hereto along with a schedule in form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such fiscal quarter, whether Borrowers were in compliance with the covenants set forth in Section 7 of this Agreement for such fiscal quarter, and

(b)       quarterly unaudited consolidated financial statements of Parent and its Subsidiaries (including balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the consolidated financial position and the consolidated results of the operations of Parent and its Subsidiaries as of the end of and through such fiscal quarter, certified to be correct by the chief financial officer of Parent, subject to normal quarterly and year-end adjustments and accompanied by a Compliance Certificate substantially in the form of Exhibit C hereto along with a schedule in form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such fiscal quarter, whether Borrowers were in compliance with the covenants set forth in Section 7 of this Agreement for such fiscal quarter, and within 120 days after the end of each fiscal year; provided, that, with respect to Parent, the filing of such financial statements or other information with the SEC, or the making of such reports or other information available on the SEC’s EDGAR filing system shall be deemed to have satisfied the delivery requirement

(a)       audited consolidated financial statements and unaudited consolidating financial statements of Borrowers and their respective Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the consolidated financial position and the consolidated results of the operations of Borrowers and their respective Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm selected by Parent on behalf of Borrowers and reasonably acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Borrowers and their respective Subsidiaries as of the end of and for the fiscal year then ended, and

(b)        audited consolidated financial statements of Parent and its Subsidiaries (including balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the consolidated financial position and the consolidated results of the operations of Parent and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm selected by Parent and reasonably acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the consolidated results of operations and consolidated financial condition of Parent and its Subsidiaries as of the end of and for the fiscal year then ended.

At such time as available, but in no event no later than the end of each fiscal year	(a) projected consolidated financial statements (including in each case, forecasted balance sheets and statements of income and loss, statements of cash flow, and statements of shareholders’ equity), and Borrowers and their respective Subsidiaries, on a consolidated basis, for the next fiscal year, all in reasonable detail, and in a format consistent with the projections delivered by Borrowers to Agent prior to the date hereof, together with such supporting information as Agent may reasonably request. Such projected financial statements shall be prepared on a monthly basis for the next succeeding year. Such projections shall represent Parent’s and Borrowers’ reasonable best estimate of the future financial performance of Borrowers for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein which Borrowers believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such projected financial statements). Each year Parent and Borrowers shall provide to Agent a semi-annual update with respect to such projections or at any time a Default or Event of Default exists or has occurred and is continuing, more frequently as Agent may require.
Promptly after the sending or filing thereof, provided, that, the filing of such reports or other information with the SEC, or the making of such reports or other information available on the SEC’s EDGAR filing system shall be deemed to have satisfied the delivery requirement

(a)       all reports which Parent or any of their Subsidiaries sends to its security holders generally,

(b)        all reports and registration statements which Parent or any of its Subsidiaries files with the Securities Exchange Commission, any national or foreign securities exchange or the National Association of Securities Dealers, Inc., and such other reports as Agent may hereafter specifically identify to Administrative Borrower that Agent reasonably requires be provided to Agent,

(c)        all press releases, and

(d)       all other statements concerning material changes or developments in the business of a Borrower made available by any Borrower to the public.

upon the reasonable request of Agent and to the extent not otherwise required to be delivered herewith	(a) budgets, forecasts, projections and other information respecting the Collateral and the business of Borrowers, it being acknowledged and agreed that Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers to any court or other Governmental Authority, or to any Lender or Participant or prospective Lender or Participant, or any Affiliate of any Lender or Participant; provided that any such delivery will be subject to the provisions set forth in Section 17.9 of the Credit Agreement.
Each Borrower hereby irrevocably authorizes and directs all auditors who prepared any audited statements as and when required hereunder, to deliver to Agent, at Borrowers’ expense, copies of the financial statements of any Borrower and any reports or management letters prepared by such auditors on behalf of any Borrower and to disclose to Agent and Lenders such material information as they may have regarding the business of any Borrower, all subject to the confidentiality provisions of Section 17.9. Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Administrative Borrower to Agent or such Lender in writing

Schedule 5.2

Collateral Reporting

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

If (x) no Increased Reporting Period is in effect, monthly, as soon as practicable (but in any event no later than the 15th day after the end of each month), or (y) an Increased Reporting Period is in effect, weekly, as soon as practicable (but in any event no later than two (2) Business Days after the end of each week, commencing with the first such day to occur during any Increased Reporting Period), or (z) more frequently as the Agent may reasonably request:

(a)    schedules of sales made, credits issued and cash received,

(b)   inventory reports by location and category (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties), and

(c)    an executed Borrowing Base Certificate as of the last Business Day of the immediately preceding period, together with all schedule, each duly completed, as required pursuant to the terms of the Borrowing Base Certificate.

Monthly (no later than the 15th Business Day after the end of each month), or more frequently as Agent may reasonably request:

(a)  perpetual inventory reports,

(b)   agings of accounts receivable (together with a reconciliation to the previous month’s aging and general ledger),

(c)    agings of accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors and other third parties from time to time in possession of any Collateral), and

(d)    a schedule of all ethanol purchase and sale contracts or agreements constituting a Material Contract entered into, amended or terminated during the previous month.

Promptly upon request by Agent:

(a) copies of customer statements, purchase orders, sales invoices, credit memos, remittance advices and reports, and copies of deposit slips and bank statements,

(b)   copies of shipping and delivery documents,

(c)   copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by any Borrower, and

(d)     such other reports as to the Collateral as Agent shall reasonably request from time to time.

It being acknowledged and agreed that, with respect to each of the foregoing, if Borrowers’ records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrowers hereby irrevocably authorize such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

Schedule 6.5

Nature of Business

1.	Kinergy purchases, markets and sells the ethanol produced by certain Pacific Ethanol Affiliates.

2.	Pacific Ag acts as agent to solicit, negotiate, enter into and administer, on behalf of certain Pacific Ethanol Affiliates, corn supply arrangements to procure the corn necessary to operate its facility. Pacific Ag also provides grain handling services including, but not limited to, receiving, unloading and conveying corn into the facility’s storage and, in the case of whole corn delivered, processing and hammering the whole corn.